     As filed with the Securities and Exchange Commission on March 6, 2000
                                                       Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                           CONTEXT INTEGRATION, INC.
            (Exact name of registrant as specified in its charter)


         Delaware                    7379                    94-3166676
     (State or other          (Primary Standard           (I.R.S. Employer
       jurisdiction               Industrial           Identification Number)
   of incorporation or       Classification Code
      organization)                Number)

                      One Van de Graaff Drive, Suite 104
                             Burlington, MA 01803
                                (781) 229-6500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                 Stephen Sharp
                     President and Chief Executive Officer
                           Context Integration, Inc.
                      One Van de Graaff Drive, Suite 104
                             Burlington, MA 01803
                                (781) 229-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                    Copies to:
          Elizabeth R. Flint                      Keith F. Higgins
          Susan L. Stapleton                      Jane D. Goldstein
            Clay B. Simpson                         Ropes & Gray
   Wilson Sonsini Goodrich & Rosati            One International Place
       Professional Corporation                   Boston, MA 02110
          650 Page Mill Road                       (617) 951-7000
      Palo Alto, California 94304
            (650) 493-9300

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                        Proposed Maximum
      Title of Each Class of           Aggregate Offering         Amount of
   Securities to be Registered              Price(1)          Registration Fee
------------------------------------------------------------------------------
Common Stock, par value $0.001 per
 share...........................         $69,000,000              $18,216
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act, and computed pursuant to Rule 457(o) of the Securities Act.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The Information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued March 6, 2000

                                       Shares
                           Context Integration, Inc.
                                  COMMON STOCK

                                  -----------

Context Integration, Inc. is offering     shares of its common stock. This is
our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between
$   and $   per share.

                                  -----------

We have filed an application for the common stock to be quoted on the Nasdaq National Market under the symbol "CTXT."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                       Underwriting
                                              Price to Discounts and Proceeds to
                                               Public   Commissions    Context
                                              -------- ------------- -----------
Per Share....................................   $          $            $
Total........................................  $          $            $

We have granted the underwriters the right to purchase up to an additional shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on    , 2000.

                                  -----------
MORGAN STANLEY DEAN WITTER
                DEUTSCHE BANC ALEX. BROWN
                                                             ROBERTSON STEPHENS

     , 2000

[Three screenshots of different web applications developed by Context for BMG Entertainment, Liberty Financial Services and GoCargo.com.]

The Context Approach

[Large graphic consisting of concentric circles containing the following text:
Local Practice, Solution Centers, Partners, Fixed Time, Time to Value,
Fixed Price, Technologists, Designers, Architects, Technology, CLIENTS, FOCUS, TECHNOLOGY, PEOPLE, Delivery, CONTEXTWISE, QUALITY, TOOLS.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  30
Management...............................................................  40

                                                                          Page
                                                                          ----
Certain Transactions.....................................................  49
Principal Stockholders...................................................  50
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  55
Certain U.S. Federal Tax Considerations for Non-U.S. Holders of Common
 Stock...................................................................  57
Underwriters.............................................................  60
Legal Matters............................................................  62
Experts..................................................................  62
Change in Auditors.......................................................  62
Where You Can Find More Information......................................  63
Index to Financial Statements............................................ F-1

                               ----------------
   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               ----------------

   Except as set forth in the financial statements or as otherwise specified, all information in this prospectus is based on the following assumptions:

  . the conversion of each outstanding share of our preferred stock into 1.5 shares of common stock upon the closing of this offering

  . the filing of an amendment to our amended and restated certificate of incorporation prior to this offering

  .  no exercise of the underwriters' over-allotment option

                               ----------------

   Context Integration, Inc., ContextWISE, IAN, PETE and the Context Integration, Inc. logo are our trademarks. This prospectus also includes trademarks and tradenames of other parties.

                               ----------------

   We have made some statements in this prospectus, including some under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                               ----------------

   Until       , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary may not contain all of the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

                              CONTEXT INTEGRATION

Overview

   Context Integration is a leading Internet professional services firm. Our integrated offering of strategy, creative design, technology architecture, solutions construction and applications management services allows us to rapidly deliver innovative and robust web-based business-to-business, or B2B, solutions.

   The skills required to build these complex B2B solutions are beyond those necessary for merely designing web sites or building business-to-consumer, or B2C, e-commerce capabilities. B2B solutions typically involve large numbers of transactions and users, and must be secure, reliable and scaleable. They must also be integrated with the existing systems infrastructure of a client and its customers and business partners. As a result, companies are increasingly turning to outside Internet professional services providers like Context for assistance.

   As of February 29, 2000, we employed over 330 people who serve clients from our regional offices in the metropolitan areas of Boston, New York, Houston, Dallas, Denver, San Francisco, Los Angeles and central New Jersey. Our clients include large enterprises such as Merrill Lynch, BMG Entertainment, and Merck-Medco, as well as innovative B2B start-ups such as GoCargo.com, PaperExchange.com and OnlineAsset.com.

Market Opportunity

   Companies are increasingly using the Internet and B2B e-commerce solutions to streamline their internal and external processes and strengthen their relationships with suppliers and customers in order to gain a competitive advantage. The demand for these solutions has been growing rapidly. International Data Corporation, or IDC, estimates that the worldwide market for Internet services will grow from $7.8 billion in 1998 to $78.5 billion in 2003, representing a compound annual growth rate of approximately 59%. In addition, Forrester Research, Inc. estimates that revenue from B2B e-commerce will grow from $406 million in 2000 to $2.7 trillion by 2004, representing a compound annual growth rate of approximately 61%.

Competitive Strengths

   We believe that the combination of the following factors differentiates us from other firms in our industry and enables us to deliver B2B solutions that provide a sustainable competitive advantage to our clients:

  . Deep technology skills. Since 1992, we have been innovators in applying leading-edge technologies to businesses, and have developed expertise in the advanced technologies used for building and integrating B2B solutions. We partner selectively with some of the Internet industry's leading technology vendors, including BroadVision and Art Technology Group, and we employ highly experienced technologists who work in small, high-performance teams.

  . Early focus on robust B2B solutions. Our early experience was in building strategic systems using distributed, client-server architectures for several leading banks. These systems were typically transaction intensive, globally distributed, available 24 hours per day, seven days per week, or 24x7, highly secure and scaleable, and required extensive integration with multiple existing systems. Today's B2B solutions share many of these same demanding technical requirements, and we are now focused primarily on this B2B market.

  . Rapid project delivery model. We work with our clients to achieve their business objectives in the shortest possible time. Our projects are typically completed in four to five months and in some cases less. We do most of our work on a fixed-price, fixed-time basis, sharing risk with our clients.

  . Web-optimized methodology. We have developed and optimized our solution development and project management methodology, ContextWISE, for web business solutions. ContextWISE enables us to consistently deliver high-quality solutions on-time and on-budget.

  . Innovative knowledge network. We have developed a growing database of design approaches, templates and software, which we use to deliver our solutions rapidly and cost-effectively. Our consultants are recognized and rewarded for sharing knowledge, best practices and software technology across project teams, offices and industries.

Recent Event

   In January 2000, we acquired all of the outstanding common stock of Underline, Inc., a creative design firm focused on online marketing, in a transaction that was accounted for using the purchase method of accounting. The total consideration for this transaction was $7.6 million. The amount of the consideration treated as purchase price for this acquisition was approximately $4.8 million, which we plan to amortize over a three-year period. The additional portion of the consideration, consisting of approximately $2.8 million of restricted stock, was recorded as deferred compensation and will be recognized as stock-based compensation ratably over the two-year restrictive period.

                               ----------------

   We were incorporated in Delaware in October 1992. Our principal executive office is located at One Van de Graaff Drive, Suite 104, Burlington, Massachusetts 01803, and our telephone number is (781) 229-6500. Our web site is located at www.context.com. The information on our web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

 Common stock offered................................       shares
 Common stock to be outstanding after this offering..       shares
 Over-allotment option...............................       shares
 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital.
 Dividend policy..................................... We do not intend to pay dividends on our common
                                                      stock. We currently
                                                      intend to retain our
                                                      future earnings, if any,
                                                      for use in the operation
                                                      and expansion of our
                                                      business, and do not
                                                      anticipate declaring or
                                                      paying cash dividends on
                                                      our common stock in the
                                                      foreseeable future. In
                                                      addition, our existing
                                                      bank line of credit
                                                      prohibits the payment of
                                                      dividends.
 Proposed Nasdaq National Market symbol.............. CTXT

   The number of shares of common stock to be outstanding after this offering is based on 22,393,178 shares outstanding as of January 31, 2000. This number excludes 5,541,660 shares of common stock issuable upon exercise of outstanding options on January 31, 2000 at a weighted average exercise price of $1.07. See "Management--Stock Plans" and note 9 of notes to our audited financial statements.

                             SUMMARY FINANCIAL DATA

   These summary financial data have been derived from our audited and unaudited historical financial statements and the audited financial statements of Underline, Inc. You should read the information set forth below in conjunction with the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

   The 1999 pro forma statements of operations data give effect to our acquisition of Underline, Inc. as if the acquisition had occurred on January 1, 1999.

   The balance sheet data as of December 31, 1999 is presented:

  .  on an actual basis;

  . on a pro forma basis to give effect to our acquisition of Underline, Inc. as if it had occurred on December 31, 1999; and

  . on a pro forma basis as adjusted to give effect to the above pro forma adjustments, as well as the conversion of all outstanding shares of preferred stock into 10,724,702 shares of common stock upon the closing
     of this offering and the sale of     shares of common stock in this
     offering, at an assumed initial public offering price of $ per share after deducting estimated underwriting discounts and estimated offering expenses.

                                      Year Ended December 31,
                          ----------------------------------------------------
                                                                       1999
                           1995    1996    1997     1998     1999    Pro Forma
                          ------  ------  -------  -------  -------  ---------
                           (unaudited)
                               (in thousands, except per share data)
Statements of Operations
 Data:
Revenue.................  $3,243  $7,311  $15,608  $19,786  $27,077   $28,803
Operating expenses:
  Professional
   services.............   1,935   4,071    9,220   12,688   15,258    16,216
  Sales and marketing...     170     767    1,959    3,034    4,631     4,681
  General and
   administrative.......   1,164   2,329    5,452    9,927   13,419    14,149
  Stock-based
   compensation.........      --      --      386      181      587     1,985
  Amortization of
   goodwill ............      --      --      644       --       --     1,641
                          ------  ------  -------  -------  -------   -------
    Total operating
     expenses...........   3,269   7,167   17,661   25,830   33,895    38,672
                          ------  ------  -------  -------  -------   -------
(Loss) income from
 operations.............     (26)    144   (2,053)  (6,044)  (6,818)   (9,869)
Interest (expense)
 income, net............      --     (50)      63      (11)     (33)      (49)
Income tax (expense)
 benefit................      (7)    (95)      94       --       --       (10)
                          ------  ------  -------  -------  -------   -------
Net loss................  $  (33) $   (1) $(1,896) $(6,055) $(6,851)  $(9,928)
                          ======  ======  =======  =======  =======   =======
Basic and diluted net
 loss per share.........  $(0.01) $   --  $ (0.28) $ (0.65) $ (0.70)  $ (0.87)
                          ======  ======  =======  =======  =======   =======
Basic and diluted
 weighted average common
 shares outstanding.....   2,402   2,435    6,795    9,245    9,767    11,371
Unaudited pro forma
 basic and diluted net
 loss per share assuming
 conversion of preferred
 stock .................                                    $ (0.38)  $ (0.50)
                                                            =======   =======
Unaudited pro forma
 weighted average number
 of basic and diluted
 shares outstanding
 assuming conversion of
 preferred stock .......                                     18,134    19,738

                                                      As of December 31, 1999
                                                   -----------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents......................... $ 8,697  $ 8,610     $
Working capital...................................  11,747   11,253
Total assets......................................  21,690   30,369
Total stockholders' equity........................  14,192   21,648

                                 RISK FACTORS

   You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Any of the following risks could seriously harm our business, financial condition or results of operations. As a result, these risks could cause the decline of the trading price of our common stock, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

   If we do not effectively manage our growth, it will place significant strain on our management and operational resources

   We have recently experienced a period of rapid revenue and client growth and an increase in the number of employees and offices and in the scope of our supporting infrastructure. Our revenue was approximately $15.6 million for the year ended December 31, 1997, $19.8 million for the same period in 1998 and $27.1 million for the same period in 1999. Our headcount was 147 and 234 at December 31, 1998 and 1999. We do not believe that this rate of growth is sustainable. In addition, we opened 3 new offices in fiscal 1999 and expect to open additional offices in the future. This growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain on our management and operating and financial systems. We must continue to hire management personnel and improve our systems on a timely basis and in such a manner as is necessary to accommodate any increase in the number and size of client projects and any increase in the size of our operations. Our failure to implement and improve our systems or to hire and retain appropriate personnel to manage our operations would harm our business, operating results and financial condition.

   Our ability to attract and retain clients and our overall success depends on our ability to hire, train and retain qualified information technology professionals

   Our success depends in large part on our ability to hire, train, motivate and retain highly skilled information technology, or IT, professionals, particularly project managers, software engineers and other senior technical personnel. There is currently significant competition for IT professionals with the advanced technological skills necessary to perform the services we offer. This competition has caused wages for such professionals to increase, which increases operating costs to Internet professional service firms like us. Our ability to adequately manage and complete existing projects and to obtain new projects depends, in large part, on our ability to hire, train and retain additional technical personnel with the IT skills required to keep pace with continuing changes in information technology, evolving industry standards and changing client preferences. We cannot be sure that we will be successful in attracting and retaining highly skilled IT professionals. In addition, we generally incur substantial costs in recruiting, hiring and training IT professionals before these employees become productive. Also, if we do not successfully train newly hired IT professionals on our ContextWISE methodology or if we do not successfully integrate newly hired IT professionals into our project teams, we could experience problems in delivering our services. If we are unable to hire a sufficient number of qualified IT professionals or to successfully train, integrate and retain IT professionals, our business, financial condition and results of operations could be harmed. In addition, even if we are able to expand our team of highly skilled IT professionals, the resources required to attract and retain such employees and the compensation that must be paid to them may adversely affect our operating margins.

   We have a history of losses, and we expect future losses

   We incurred net losses of approximately $6.9 million during the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of approximately $13.9 million. We expect to continue to spend substantial resources on sales and marketing, recruiting and hiring additional personnel, upgrading our infrastructure, and expanding into new geographic markets. Although our revenue has grown significantly in recent quarters, we may not be able to sustain these growth rates or obtain sufficient revenue to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability in the future. Our failure to achieve and maintain profitability could harm our stock price.

   Our future revenue is unpredictable and we expect our quarterly operating results to fluctuate, which could cause our stock price to decline

   Our revenue and operating results are likely to fluctuate significantly from quarter to quarter as a result of a variety of factors, many of which are outside our control. Accordingly, period-to-period comparisons of our operating results are not a good indication of our future performance. The factors that may cause our operating results to fluctuate include:

   . the number, size and scope of our client projects commenced or completed during a quarter

   .  utilization rates of our consultants

   .  delay in commencement or termination of one or more significant projects

   . our ability to hire and retain sufficient numbers of consultants and account managers

   . the accuracy of our estimates of the time and resources needed to complete projects

   .  changes in our pricing policies or those of our competitors

   .  the length of our sales cycle

   Our clients retain us on an engagement-by-engagement basis, rather than under long-term contracts, and may cancel projects without notice and without penalty. As a result, our revenue is difficult to predict. Because we incur costs based on our expectations of future revenue and a large percentage of our operating expenses, particularly personnel and related costs and rent, are relatively fixed in advance of any particular quarter, our failure to predict our revenue accurately may seriously harm our financial condition and results of operations. If revenue falls below expectations, our operating results may be harmed and our stock price would probably decline.

   We enter into fixed-price, fixed-time contracts and could lose money on these contracts

   Most of our projects are based on fixed-price, fixed-time contracts, rather than contracts in which payment to us is determined on a time and materials basis. If we do not accurately estimate the resources required for a fixed-price, fixed-time project, or if we fail to complete our contractual obligations in a manner consistent with the project plan upon which our contract is based, our gross margin and profit, if any, on the project would be lower and we could lose money. This risk increases as we work on more technologically complex projects.

   The loss of any of our senior management or key personnel could result in the loss of our existing clients and make it difficult to attract new clients

   Our success depends on the continued employment of our senior management team and key technical personnel. Personal relationships are a critical element of obtaining and maintaining client engagements in our business. If one or more members of our senior management team or key technical personnel were unable or unwilling to continue in their present positions, such persons would be very difficult to replace and our business could be seriously harmed. To date, our senior management has generated a majority of our revenue through their selling efforts. Accordingly, the loss of one or more members of our senior management team could have a direct adverse impact on our future sales. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house Internet-based solutions capabilities may hire away some of our key employees. This practice may result in the loss not only of key employees, but also client relationships and new business opportunities, and could seriously harm our business.

   Significant and increasing competition in our industry could cause us to lose clients or prevent us from attracting new clients

   The Internet professional services industry is comprised of a large number of participants and is subject to rapid change and intense competition. We currently compete for client assignments and experienced personnel with a variety of firms, many of which have longer operating histories, larger client bases, larger professional staffs, greater brand recognition and greater financial, technical, marketing and other resources than we do. We may be at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, many of our competitors have well-established relationships with our current and potential clients and have extensive knowledge of our industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote more resources to the development, promotion and sale of their services than we can. Competitors that offer more standardized services than we do may have a substantial cost advantage, which could force us to lower our prices, adversely affecting our operating margins.

   There are low barriers to entry in our markets. We do not own any technologies that preclude or inhibit potential competitors from entering our industry. We expect that competition will continue to intensify in the future and that we will face additional competition from new entrants into our markets. Some large management and strategic consulting firms have announced that they plan to offer e-business consulting services, and some large information technology consulting firms have announced that they will focus more resources on e-business opportunities. Because our clients hire us on a project-by-project basis, there is no guarantee that we will be retained by our existing or future clients on later stages of work. If we fail to compete successfully against current or future competitors, our business, financial condition and operating results will be harmed.

   Our recent and potential future acquisitions could be difficult to integrate, dilute stockholder value and adversely affect our operating results

   In January 2000, we acquired Underline, Inc., a creative design firm that had 28 employees. We may undertake additional acquisitions in the future to grow our business. Both our recent and potential future acquisitions may involve a number of risks, including:

  .  inability to integrate the acquired business

  .  diversion of management attention

  . amortization of substantial goodwill, adversely affecting our reported results of operations

  . inability to retain the management, key personnel and other employees of the acquired business

  . inability to establish uniform standards, controls, procedures and policies

  .  inability to retain customers of our acquired companies

  . exposure to legal claims for activities of the acquired business prior to the acquisition

   Client satisfaction or performance problems with an acquired business could affect our reputation. In addition, the performance of any acquired business could be lower than we expected. Our stockholders may also suffer dilution if we issue equity securities and our operating results may be harmed if we incur debt or other contingent liabilities.

   If we are not successful in opening and growing new offices, we may suffer revenue shortfalls and an increase in operating costs

   A key component of our strategy is to open offices in new geographic locations. Once we select a new location, we typically devote substantial financial and management resources to launch and grow that office. We cannot assure you that we will select appropriate geographic markets to enter, open new offices efficiently or manage new offices profitably. Any failure to accurately assess these issues could harm our business, financial condition and operating results.

   If we fail to successfully expand our operations internationally, our financial condition and results of operations could suffer

   We currently plan to open an office in the United Kingdom. We have not previously opened an office in a foreign country and will be subject to additional risks that could harm our financial condition and operating results. These risks include the following:

  .  fluctuations in currency exchange rates

  .  any imposition of currency exchange controls

  .  problems in collecting accounts receivable and longer collection periods

  .  unexpected changes in regulatory requirements applicable to the Internet

  .  difficulties and costs of staffing and managing international operations

  .  differing technology standards

  . restrictions on the import and export of certain sensitive technologies, including data security and encryption technologies that we may use

  .  diversion of management attention

   We depend on a limited number of clients for a significant portion of our revenue and a delay in revenue from these clients could prevent us from meeting securities analysts' expectations and could cause our stock price to fall

   We currently derive and expect to continue to derive a significant portion of our revenue from a limited number of clients. For the years ended December 31, 1997 and 1998, a single client accounted for approximately 16.0% and 17.0% of our revenue. For the year ended December 31, 1999, five clients accounted for approximately 32.5% of our revenue. We cannot be certain that clients that have accounted for significant revenue in past periods, individually or as a group, will continue to generate revenue for us, or if continued, will reach or exceed historical levels in any future period. We have, in the past, experienced declines in revenue from clients that had previously accounted for significant revenue. To the extent that any significant client uses less of our services or terminates its relationship with us, our revenue could decline significantly and our business, financial condition and operating results could be harmed.

   We do not have long-term contracts with our clients and they may cancel projects without penalty which could result in revenue shortfalls and decreased operating margins

   Our contracts with our clients are generally short-term, and clients can cancel or reduce their projects without penalty and with little or no notice. This makes our revenue and operating results difficult to predict. If a client reduces, delays the start of or cancels a project, we must rapidly redeploy our employees to other projects in order to minimize underutilization of employees and the resulting harm to our revenue and operating results. Our operating expenses are relatively fixed and cannot be reduced on short notice.

   Agreements not to perform services for our clients' competitors could limit our revenue growth

   We sometimes agree not to perform services for competitors of our clients for limited periods of time, which have been as long as one year after we complete a project. These non-compete agreements reduce the number of our prospective clients and the number of potential sources of revenue. In addition, these agreements increase the significance of our client selection process because many of our clients compete in markets where only a limited number of players gain meaningful market share. If we agree not to perform services for a particular client's competitors and our client fails to capture a significant portion of its market, we are unlikely to receive future revenue in that particular market.

   If efforts to develop brand awareness of our services are not successful, our revenues may fail to increase as planned

   An important element of our business strategy is to develop and maintain widespread awareness of the Context brand name. To promote our brand name, we plan to increase our marketing expenses, which may cause our operating margins to decline. If our initial efforts are not successful, we may not experience any increase in revenue to offset the increase in marketing expenses. Moreover, our brand may be closely associated with the business success or failure of some of our high-profile clients, many of whom are pursuing unproven business models in competitive markets. As a result, the failure or difficulties of one of our high-profile clients may damage our brand. If we fail to successfully promote and maintain our brand name or incur significant related expenses, our operating margins and our growth may decline.

   Our failure to meet client expectations or deliver error-free services could result in loss of revenues, increased expenses and negative publicity

   Many of our engagements involve information technology solutions that are critical to our clients' businesses. Any defects or errors in these solutions or failure to meet clients' specifications or expectations could result in:

  .  delayed or lost revenue due to adverse client reaction

  .  requirements to provide additional services to a client at no charge

  . negative publicity about us and our services, which could adversely affect our ability to attract or retain clients

  . claims for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by our insurance policies and which may not be limited by the contractual terms of our engagement

   Rapid technological changes in the Internet professional services market could render our solutions obsolete or cause our expenses to increase

   Our market and the enabling technologies used by our clients are characterized by rapid technological change. Failure to respond successfully to these technological developments, or to respond in a timely or cost-effective way, will result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenue from creating web business solutions that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend in part on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences.

   If our relationships with leading software vendors are terminated, the effectiveness of our service offerings may diminish, and we may lose clients

   We derive a significant portion of our revenue from projects in which we utilize software developed by third parties. We have established relationships with select leading-edge software vendors to develop technological expertise. In addition, we typically get a significant number of sales leads and engage in co-marketing with these companies. Although we have entered into agreements with some of these companies, the agreements may be terminated with little or no notice. As a result, any of the companies with whom we have established relationships can cease making their products available to us at their discretion. In addition, they may choose to compete against us in providing strategic consulting and systems integration services. Moreover, our success is dependent upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain software from these or comparable vendors or, if our vendors choose to compete with us or endorse our competitors over us or cease giving us sales leads, or if the popularity of their products declines, our business may be harmed.

   Our success depends on our ability to build Internet solutions that address concerns relating to the use of the Internet for e-commerce

   Our future success depends on our ability to provide Internet-based solutions that successfully address concerns relating to the use of the Internet to conduct e-commerce. These concerns include:

  . security of information being transmitted and authentication of transactions

  .  speed and reliability of the system

  .  enabling a large number of transactions

   Our failure to successfully address these concerns would harm our brand, reputation and sales.

   If we are unable to reuse software code and methodologies, we may not be able to deliver our services rapidly and cost-effectively

   Our business model depends to a significant degree on our ability to reuse software code and methodologies that we develop in the course of client engagements. Currently, some of our contracts do not permit us to reuse software code and methodology developed for that client. In addition, some contracts require us to assign intellectual property to the client. If we generally are unable to negotiate contracts to permit us to reuse code and methodologies, we may be unable to provide services to our clients at a cost and within time frames that these clients find acceptable.

   If the solutions we have designed and implemented are not Year 2000 compliant we may be subject to claims that could distract our management and result in liability

   We have designed, developed and implemented solutions for a large number of clients. Despite the fact that the Year 2000 has already begun, and neither we nor our clients have experienced any material Year 2000-related issues thus far, we cannot be sure that all of these solutions will be Year 2000 compliant. We have also recommended, implemented and customized various third-party technology and software packages for our clients, some of which may not be Year 2000 compliant. We cannot be sure that we will not become involved in disputes with clients regarding Year 2000 problems involving solutions we developed or implemented or the interaction of those solutions with other applications. These disputes could require us to incur unanticipated expenses and distract us from our core business and these expenses and distractions could harm our business, financial condition and results of operations.

   If we do not adequately protect our intellectual property our competition could use it to their advantage

   Our success depends in part on our methodology, project templates and other intellectual property rights, only some of which is proprietary to us. We rely on a combination of nondisclosure and other contractual arrangements, technical measures, copyrights and trade secret and trademark laws to protect our proprietary rights. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. The steps we have taken to protect our proprietary rights may not be adequate to protect our intellectual property and we cannot be certain that third parties will not infringe or misappropriate our copyrights, trademarks, trade secrets and similar proprietary rights.

   Our employees may misappropriate our proprietary information and the proprietary information of our clients

   We enter into confidentiality agreements with our employees and attempt to limit access to and distribution of our proprietary information and the proprietary information of our clients. The steps we have taken in this regard may not be adequate to deter misappropriation of proprietary information and we may not be able to detect unauthorized use or take appropriate steps to enforce intellectual property rights.

   We indemnify our clients with respect to intellectual property infringement claims

   Our contracts provide that we will indemnify our clients for intellectual property infringement claims brought by third parties against our clients related to the projects that we complete for them. Although no third party has ever threatened litigation of a claim of infringement by one of our clients based on the work we have performed, we cannot be sure that claims will not be brought in the future. If we were required to indemnify one of our clients for a claim of this nature it would divert management attention and increase expenses, and may have an adverse effect on our business and results of operations.

   One of our directors is also a director of another Internet professional services firm, which could result in a conflict of interest

   Christopher Greendale, a member of our board of directors, is also a director of Breakaway Solutions, Inc., another Internet professional services firm that is a potential competitor to us. This directorship may create actual or perceived conflicts of interest as a result of his access to information and business opportunities that may be useful to us and this potential competitor.

Risks Related to the Internet Industry

   Our success depends on continued and increased adoption of the Internet as a means for commerce

   Our future success depends heavily on the continued and increased acceptance and use of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business is likely only in the event that the Internet reliably provides businesses with greater efficiencies and improvements. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth will decline and our business will be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

  .  actual or perceived lack of security of information

  .  lack of easy access and ease of use

  .  congestion of Internet traffic or other usage delays

  .  inconsistent quality of service

  .  increases in costs of accessing the Internet

  .  adverse government regulation

  . failure of companies to meet their customers' expectations in delivering goods and services over the Internet

   Increasing government regulation could adversely affect our clients' businesses and decrease demand for our services

   Our clients are subject not only to regulations applicable to businesses generally, but also additional laws and regulations directly applicable to e-commerce. Although there are currently few such laws and regulations, state, federal and foreign governments may adopt a number of these laws and regulations in the future. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our services to create an electronic business channel. This decrease in the demand for our services would seriously harm our business and operating results.

   Specifically, new laws and regulations may be enacted which govern or restrict any of the following issues:

  .  user privacy

  .  the pricing and taxation of goods and services offered over the Internet

  .  the content of websites

  .  consumer protection

  . the character and quality of products and services offered over the Internet

   For example, the Telecommunications Act of 1996 prohibits the transmission of certain types of information and content over the Internet. The scope of this Act's prohibition is currently unsettled. In addition, although courts have recently held unconstitutional substantial portions of the Communications Decency Act, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce, including us, to liability.

Risks Related to This Offering and the Securities Markets Generally

   Our stock price may be volatile, which could result in substantial losses for investors purchasing shares in this offering

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained following this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters. This price may vary from the market price of the common stock after this offering. You may be unable to sell your shares of common stock at or above the offering price. The market price of the common stock may fluctuate significantly and rapidly as a result of the following factors, some of which are beyond our control:

  .  variations in our quarterly operating results

  .  changes in securities analysts' estimates of our financial performance

  .  changes in market valuations of similar companies

  . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments

  . loss of a major client or partner or failure to complete significant license transactions

  .  additions or departures of key personnel

  . fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet-based and technology companies

   We are at risk of securities class action litigation due to our expected stock price volatility

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. This risk is especially high for us because Internet-related and technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

   Our management may not use the proceeds of this offering effectively

   Our management has broad discretion over the use of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds differently than investors in this offering would have preferred, or that we will fail to maximize our return on the proceeds.

   We may need to raise additional capital, which may not be available

   We expect that the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for the next eighteen months. We may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to:

  .  open new offices, in the United States or internationally

  .  hire, train and retain employees

  .  enhance our infrastructure and services

  .  respond to competitive pressures or unanticipated market requirements

  .  pursue acquisition opportunities

   Our failure to do any of these things could seriously harm our financial condition. You should review "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information regarding our expected future capital requirements.

   Substantial future sales of our common stock could cause our stock price to fall

   Our current stockholders hold a substantial number of shares of our common stock, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

   Our charter documents and Delaware law make it more difficult to acquire us, which may depress the market price of our stock

   Provisions of our certificate of incorporation and bylaws that will be effective after this offering could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  . authority to issue "blank check" preferred stock that our board of directors could use to increase the number of outstanding shares and thwart a takeover attempt

  . a super-majority voting requirement to effect certain amendments to our certificate of incorporation and bylaws

  .  limitations on who may call special meetings of stockholders

  . a prohibition of stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders

  . the establishment of advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings

   Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

   Control by existing stockholders may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval

   Upon completion of this offering, our executive officers, directors and
principal stockholders and their affiliates will own approximately   % of our
outstanding shares of common stock ( % if the underwriters' over-allotment option is exercised in full, based on the number of shares outstanding as of January 31, 2000). These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of Context Integration or otherwise discouraging a potential acquirer from attempting to obtain control of us.

   Purchasers in this offering will incur immediate and substantial dilution

   The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, if we were liquidated for book value immediately following this offering, each stockholder purchasing in this offering would receive less than the price they paid for their common stock. In addition, because our success is so heavily dependent on our ability to attract and retain talented personnel, we expect to offer a significant number of stock options to employees in the future. Such issuances may cause further dilution to investors.

                                USE OF PROCEEDS

   We estimate that the net proceeds from this offering will be approximately
$   million, or approximately $   million if the underwriters fully exercise
their over-allotment option. This assumes that our common stock is offered at
$   per share, the midpoint of the range set forth on the cover page of this prospectus, and is calculated after deducting the estimated underwriting discounts and offering expenses. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock, facilitate our future access to public equity markets and increase our visibility in the marketplace.

   We expect to use the net proceeds for general corporate purposes and working capital. We may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product lines or products. However, we have no current plans, agreements or commitments regarding any acquisitions or investments, and we are not currently engaged in any negotiations with respect to any transactions. Accordingly, we will have broad discretion in the allocation of the net proceeds of this offering. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in the operation and expansion of our business, and do not anticipate declaring or paying cash dividends on our common stock for the foreseeable future. In addition, our existing bank line of credit prohibits the payment of dividends.

                                CAPITALIZATION

   The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to give effect to the acquisition of Underline, Inc. as if it had occurred on December 31, 1999; and

  . on a pro forma basis as adjusted to give effect to the above pro forma adjustments, as well as the conversion of all outstanding shares of preferred stock into 10,724,702 shares of common stock upon the closing
     of this offering and the sale of     shares of common stock in this
     offering, at an assumed initial public offering price of $ per share after deducting estimated underwriting discounts and estimated offering expenses.

   This table should be read in conjunction with our audited financial statements and the audited financial statements of Underline, Inc. and the related notes included at the back of this prospectus.

                                                   As of December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Cash and cash equivalents...................... $  8,697  $  8,610      $
                                                ========  ========      ====
Stockholders' equity:
  Series C preferred stock, $.001 par value;
   1,611,668, 1,611,668 and no shares
   authorized, issued, and outstanding for
   actual, pro forma, and pro forma as
   adjusted.................................... $      2  $      2      $
  Series B preferred stock, $.001 par value;
   2,941,176, 2,941,176, and no shares
   authorized, issued, and outstanding for
   actual, pro forma, and pro forma as
   adjusted....................................        3         3
  Series A preferred stock, $.001 par value;
   2,596,957, 2,596,957, and no shares
   authorized, issued, and outstanding for
   actual, pro forma, and pro forma as
   adjusted....................................        3         3
  Common stock, $.001 par value; 31,000,000
   shares authorized; 9,925,692, 11,529,410 and
       shares issued and outstanding for
   actual, pro forma, and pro forma as
   adjusted....................................       10        12
Additional paid-in capital.....................   34,679    42,143
Deferred compensation..........................   (6,468)   (6,468)
Subscription receivable........................      (90)      (90)
Accumulated deficit............................  (13,947)  (13,957)
                                                --------  --------      ----
  Total stockholders' equity...................   14,192    21,648
                                                --------  --------      ----
    Total capitalization....................... $ 14,192  $ 21,648      $
                                                ========  ========      ====

   This table excludes the following shares:

  . 5,155,819 shares of common stock issuable upon exercise of outstanding options on December 31, 1999 at a weighted average exercise price of $0.75

  . 223,874 shares of common stock issuable upon exercise of outstanding options that we assumed in connection with our acquisition of Underline, Inc. in January 2000

                                   DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was approximately $13.9 million or $0.63 per share. Pro forma net tangible book value per share, which gives effect to our acquisition of Underline, Inc., and pro forma adjustments to our financial statements as if the acquisition had occurred on December 31, 1999, is equal to the amount of our total tangible assets less our total liabilities, divided by the number of outstanding pro forma shares of our common stock and assuming the conversion of all outstanding shares of our preferred stock into 10,724,702 shares of common stock.

   New investors who purchase shares in this offering will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving
effect to the issuance and sale of     shares of common stock in this offering
at an assumed initial public offering price of $   per share, after deducting
the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would
have been $    or $   per share. This represents an immediate increase in pro
forma net tangible book value of $   per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $   per share to
new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..................        $
     Pro forma net tangible book value per share as of December 31,
      1999..........................................................  $0.63
     Increase in pro forma net tangible book value per share
      attributable to new investors.................................
                                                                      -----
   Pro forma net tangible book value per share after this offering..
                                                                            ---
   Dilution per share to new investors..............................        $
                                                                            ===

   Assuming the conversion of all outstanding shares of our preferred stock into 10,724,702 shares of common stock upon the closing of this offering, the following table sets forth as of December 31, 1999, the differences between the existing stockholders on a pro forma basis and new investors who purchase shares of common stock in this offering with respect to the (1) number of shares of common stock purchased from us, (2) total consideration paid, and
(3) average price paid per share.

                                     Shares         Total
                                   Purchased    Consideration
                                 -------------- -------------- Average Price
                                 Number Percent Amount Percent   Per Share
                                 ------ ------- ------ ------- -------------
   Existing stockholders........              %  $           %      $
   New investors................
                                  ---    -----   ----   -----       ---
     Total......................         100.0%  $      100.0%      $
                                  ===    =====   ====   =====       ===

   This table excludes the following shares:

  . 5,155,819 shares of common stock issuable upon exercise of outstanding options on December 31, 1999 at a weighted average exercise price of $0.75

  . 223,874 shares of common stock issuable upon exercise of outstanding options that we assumed in connection with our acquisition of Underline, Inc. in January 2000

   To the extent outstanding options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   In reading the selected historical and pro forma financial data set forth below, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited financial statements and related notes and the audited financial statements of Underline, Inc. and the related notes included elsewhere in this prospectus.

   The statements of operations data for each of the years in the three-year period ended December 31, 1999, and the balance sheet data at December 31, 1998 and 1999 are derived from our financial statements, which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from unaudited financial statements which are not included in this prospectus. The unaudited pro forma statements of operations and balance sheet data as of and for the year ended December 31, 1999 give effect to the acquisition of Underline, Inc. and pro forma adjustments to our financial statements as if the acquisition had occurred on January 1, 1999 and December 31, 1999, respectively.

                                                                                   Year Ended December 31,
                                                                       ----------------------------------------------------
                                                                                                                    1999
                                                                        1995    1996    1997     1998     1999    Pro Forma
                                                                       ------  ------  -------  -------  -------  ---------
                                                                        (unaudited)
                                                                            (in thousands, except per share data)
Statements of Operations Data:
Revenue............................................................... $3,243  $7,311  $15,608  $19,786  $27,077   $28,803
Operating expenses:
 Professional services................................................  1,935   4,071    9,220   12,688   15,258    16,216
 Sales and marketing..................................................    170     767    1,959    3,034    4,631     4,681
 General and administrative...........................................  1,164   2,329    5,452    9,927   13,419    14,149
 Stock-based compensation.............................................     --      --      386      181      587     1,985
 Amortization of goodwill.............................................     --      --      644       --       --     1,641
                                                                       ------  ------  -------  -------  -------   -------
 Total operating expenses.............................................  3,269   7,167   17,661   25,830   33,895    38,672
                                                                       ------  ------  -------  -------  -------   -------
(Loss) income from operations.........................................    (26)    144   (2,053)  (6,044)  (6,818)   (9,869)
Interest (expense) income, net........................................     --     (50)      63      (11)     (33)      (49)
Income tax (expense) benefit..........................................     (7)    (95)      94       --       --       (10)
                                                                       ------  ------  -------  -------  -------   -------
Net loss.............................................................. $  (33) $   (1) $(1,896) $(6,055) $(6,851)  $(9,928)
                                                                       ======  ======  =======  =======  =======   =======
Basic and diluted net loss per share.................................. $(0.01) $   --  $ (0.28) $ (0.65) $ (0.70)  $ (0.87)
                                                                       ======  ======  =======  =======  =======   =======
Basic and diluted weighted average common shares outstanding..........  2,402   2,435    6,795    9,245    9,767    11,371
Unaudited pro forma basic and diluted net loss per share assuming
 conversion of preferred stock........................................                                   $ (0.38)  $ (0.50)
                                                                                                         =======   =======
Unaudited pro forma weighted average number of basic and diluted
 shares outstanding assuming conversion of preferred stock............                                    18,134    19,738
--------------------------------------------------

                                              As of December 31,
                                -----------------------------------------------
                                                                        1999
                                 1995   1996   1997    1998    1999   Pro Forma
                                ------ ------ ------- ------- ------- ---------
                                                (in thousands)
Balance Sheet Data:
Cash and cash equivalents...... $   46 $  176 $   122 $ 4,170 $ 8,697  $ 8,610
Working capital................    505    463   2,817   6,680  11,747   11,253
Total assets...................  1,289  2,342   6,231  10,813  21,690   30,369
Total stockholders' equity.....    868    870   4,262   8,398  14,192   21,648

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements relating to future events or the future financial performance of Context Integration, which involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business," and elsewhere in this prospectus. The following information should be read in conjunction with the "Selected Financial Data" and our audited financial statements and accompanying notes, each of which appears elsewhere in this prospectus.

Overview

   Context Integration is a leading Internet professional services firm, focused on the rapid delivery of innovative and robust web-based business-to-business, or B2B, solutions. We offer integrated strategy, creative design, technology architecture, solutions construction and applications management services to large enterprise clients and select e-businesses.

   We specialize in building relationship commerce, digital marketplace and business intelligence solutions that are secure, reliable and scaleable. Relationship commerce, a subset of customer relationship management, is focused on using the web as a channel for personalizing and managing relationships with customers, suppliers and distributors. A digital marketplace is the electronic equivalent of a traditional marketplace where buyers and sellers meet to transact business. Business intelligence solutions enable organizations to analyze large databases of customers' transactions and to summarize this information for sales and marketing purposes on the web. Our solutions typically support large numbers of transactions and users, and are integrated with the existing systems infrastructure of our clients and their customers and partners.

History

   Context was founded in 1992. Initially, we focused on building strategic systems using distributed, client-server architectures. Much of our early work was in the financial services industry. The technical requirements of these early systems, such as security, reliability and scalability, are similar to those required by today's B2B solutions.

   In late 1996 and early 1997, we built our first Internet-based applications, and in late 1997 we made the strategic decision to focus exclusively on the rapid delivery of innovative and robust web-based business solutions. Recognizing the need for deep technology skills and experience in building these large-scale, transactional systems, we made technology our core focus and began to aggressively enhance these capabilities. In the third quarter of 1997, as part of our strategy to enhance our technical capabilities, we acquired and integrated Fusion Systems, a firm recognized for its expertise in CORBA, a technology used for integrating systems. At that time, we also began to develop ContextWISE, our solution development and project management methodology, and IAN, our company-wide knowledge management system.

   In 1997 and early 1998, we derived a portion of our revenue from reselling software products and education services. As we intensified our web solutions delivery focus, we stopped offering these services to the majority of our clients. As a result of these decisions, there were several management changes and we experienced high employee turnover which resulted in decreasing revenue in the second and third quarters of 1998.

   Since 1998, we have achieved several important accomplishments, including:

  . the successful recruitment of a new president and chief executive officer in July 1998 and several other key senior executives and members of the board of directors

  . the creation of a sales and marketing team and the launching of several initiatives designed to increase the awareness of the Context brand and create a pipeline of business opportunities

  . further development of our methodology, ContextWISE, and the establishment of critical internal business processes focused on project quality assurance, risk management and client satisfaction

  . the addition of strategy, creative design, and applications management to our service offerings, which had previously consisted of only technology architecture and solutions construction

  . the further expansion of our branding strategy and creative design services through the acquisition and integration of Underline, a New York-based creative design firm, in January 2000

  . the expansion of our geographic presence through the opening of three new regional offices during 1999

Revenue

   We typically work on a fixed-price, fixed-time basis. For the most recent quarter ended December 31, 1999, 78.8% of our revenue was derived from such fixed-price, fixed-time contracts. The remainder of our revenue was derived from time and materials contracts.

   We usually enter into master services agreements with our clients to outline the general business and legal terms of our relationship. As specific projects, or phases, are identified, we enter into project-specific statements of work that outline the scope, time frame and fees applicable.

   Revenue from fixed-price, fixed-time contracts is recognized as services are performed on the percentage-of-completion method, based on the ratio of costs incurred to total estimated cost. We closely monitor project progress through a series of processes designed to help estimate percentage of completion. A portion of the project fee is typically invoiced in advance and recorded as deferred revenue. Subsequent invoicing is typically done on a milestone or predefined timeline basis. We recognize these payments as revenue upon performance of services. We also perform services on a time and materials basis. Revenue from time and materials contracts is generally recognized as services are performed. Our revenue excludes reimbursable expenses charged to clients. Applications management and support revenue is recognized on a pro-rata basis for the duration of the contract.

   Our revenue fluctuates from quarter-to-quarter based on a variety of factors, including the number, size and scope of projects, the amount and timing of our customers' expenditures, consultant utilization rates, effective billing rates and general economic conditions.

Operating Expenses

   Our primary operating expense is for professional services. Professional services expenses consist of payroll, payroll-related costs and non-reimbursable travel expenses related to client engagements. The number of consultants which comprised professional services expenses was 111, 106 and 173 at December 31, 1997, 1998 and 1999. We plan to continue to hire consultants and expect our professional services expenses to continue to increase.

   Sales and marketing expenses consist primarily of salaries, commissions, benefits, marketing programs and travel expenses associated with our sales and marketing efforts. We sell our services through a direct sales force focused on our target industries and markets. We expect sales and marketing expenses to increase as we continue to build a direct sales force and expand our marketing programs.

   General and administrative expenses consist of expenses associated with management, finance and administration, recruiting, training, facilities, information systems and technology, and depreciation. We expect general and administrative expenses to continue to increase to support the planned expansion of our operations and the costs of being a public company.

   Stock-based compensation expenses represent the difference between the exercise prices of options granted to employees and the deemed fair market value for accounting purposes of our common stock on the grant dates. Stock-based compensation expense was $386,000 for 1997, $181,000 for 1998 and $587,000 for 1999.

Results of Operations

   The following table presents, for the periods indicated, selected statements of operations data as a percentage of revenue:

                             Year Ended
                            December 31,
                          -------------------
                          1997   1998   1999
                          -----  -----  -----
                               (% of revenue)
Statements of Operations
 Data:
Revenue.................. 100.0% 100.0% 100.0%
Operating expenses:
 Professional services...  59.1   64.1   56.4
 Sales and marketing.....  12.6   15.3   17.1
 General and
  administrative.........  34.9   50.2   49.6
 Stock-based
  compensation...........   2.5    0.9    2.2
 Amortization of
  goodwill...............   4.1     --     --
Loss from operations..... (13.2) (30.6) (25.2)
Net loss................. (12.2) (30.6) (25.3)

   Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. Revenue increased $7.3 million, or 36.9%, to $27.1 million for 1999 from $19.8 million for 1998. This increase was attributable to our shift to web-based solutions, for which we generally receive higher effective billing rates, and an increase in both the size and number of our projects resulting from our hiring additional sales persons in early 1999 to focus on our efforts to target larger projects.

   Professional services. Professional services expenses increased $2.6 million, or 20.3%, to $15.3 million for 1999 from $12.7 million for 1998. This increase was primarily attributable to the hiring of additional consultants. As a percentage of revenue, professional services expenses decreased to 56.4% for 1999 from 64.1% for 1998. This decrease as a percentage of revenue in 1999 was attributable to a combination of higher consultant utilization and effective billing rates.

   Sales and marketing. Sales and marketing expenses increased $1.6 million, or 52.6%, to $4.6 million for 1999 from $3.0 million for 1998. As a percentage of revenue, sales and marketing expenses increased to 17.1% for 1999 from 15.3% for 1998. This increase was primarily attributable to the significant expansion of our direct sales force, the hiring of marketing staff and the increase in marketing programs in the second half of 1999.

   General and administrative. General and administrative expenses increased $3.5 million, or 35.2%, to $13.4 million for 1999 from $9.9 million for 1998. General and administrative expenses have increased in absolute dollars each year as we have continued to add people in general and administrative departments to support our growth in operations. As a percentage of revenue, general and administrative expenses decreased slightly to 49.6% for 1999 from 50.2% for 1998. This decrease was primarily attributable to economies of scale achieved as a result of increasing revenue.

   Net loss. As a result of the items described above, net loss increased $800,000, or 13.2%, to $6.9 million for 1999, from a loss of $6.1 million for 1998.

   Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. Revenue increased $4.2 million, or 26.8%, to $19.8 million for 1998 from $15.6 million for 1997. This increase was attributable to an increase in the number and size of our projects.

   Professional services. Professional services expenses increased $3.5 million, or 37.6%, to $12.7 million for 1998 from $9.2 million for 1997. As a percentage of revenue, professional services expenses increased to

64.1% for 1998 from 59.1% for 1997. This increase as a percentage of revenue was attributable to decreased utilization and an increase in the average number of consultants employed by us during the year.

   Sales and marketing. Sales and marketing expenses increased $1.0 million, or 54.9%, to $3.0 million for 1998 from $2.0 million for 1997. As a percentage of revenue, sales and marketing expenses increased to 15.3% for 1998 from 12.6% for 1997. This increase was primarily attributable to the expansion of our direct sales force.

   General and administrative. General and administrative expenses increased $4.4 million, or 82.1%, to $9.9 million for 1998 from $5.5 million for 1997. As a percentage of revenue, general and administrative expenses increased to 50.2% for 1998 from 34.9% for 1997. This increase was primarily attributable to our hiring of senior management personnel and the opening of several new offices.

   Net loss. As a result of the items described above, net loss increased $4.2 million to $6.1 million, or 219.4%, for 1998, from a loss of $1.9 million for 1997.

Quarterly Results of Operations

   The following table sets forth certain unaudited statements of operations data for each of the last eight quarters ended December 31, 1999. In the opinion of management, this information has been prepared on substantially the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations data. The quarterly data should be read in conjunction with our audited financial statements and the related notes appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of results for any future period.

                                                              Three Months Ended
                          ---------------------------------------------------------------------------------------------
                          March 31, June 30,  September 30, December 31, March 31, June 30,  September 30, December 31,
                            1998      1998        1998          1998       1999      1999        1999          1999
                          --------- --------  ------------- ------------ --------- --------  ------------- ------------
                                                                (in thousands)
Statements of Operations
 Data:
 Revenue................   $ 5,632  $ 5,186      $ 4,309      $ 4,659     $ 5,186  $ 5,278      $ 6,832      $ 9,781
 Operating expenses
 Professional services..     3,551    3,509        2,738        2,890       3,035    3,278        3,867        5,078
 Sales and marketing....       756      825          741          712         788    1,054        1,133        1,656
 General and
  administrative........     1,401    3,086        2,840        2,600       2,822    3,284        2,921        4,392
 Stock-based
  compensation..........        55       44           46           36          63      149          128          247
 Amortization of
  goodwill..............        --       --           --           --          --       --           --           --
                           -------  -------      -------      -------     -------  -------      -------      -------
 Total operating
  expenses..............     5,763    7,464        6,365        6,238       6,708    7,765        8,049       11,373
                           -------  -------      -------      -------     -------  -------      -------      -------
 Loss from operations...      (131)  (2,278)      (2,056)      (1,579)     (1,522)  (2,487)      (1,217)      (1,592)
 Interest income
  (expense), net........       (13)     (23)           1           24          46       19          (45)         (53)
 Income taxes...........        --       --           --           --         (25)       1           30           (6)
                           -------  -------      -------      -------     -------  -------      -------      -------
 Net loss...............   $  (144) $(2,301)     $(2,055)     $(1,555)    $(1,501) $(2,467)     $(1,232)     $(1,651)
                           =======  =======      =======      =======     =======  =======      =======      =======

                                                              Three Months Ended
                          -------------------------------------------------------------------------------------------
                          March 31, June 30, September 30, December 31, March 31, June 30, September 30, December 31,
                            1998      1998       1998          1998       1999      1999       1999          1999
                          --------- -------- ------------- ------------ --------- -------- ------------- ------------
                                                                (% of revenue)
Statements of Operations
 Data:
 Revenue................    100.0%   100.0%      100.0%       100.0%      100.0%   100.0%      100.0%       100.0%
                            =====    =====       =====        =====       =====    =====       =====        =====
 Operating expenses
 Professional services..     63.0     67.7        63.5         62.0        58.5     62.1        56.6         51.9
 Sales and marketing....     13.4     15.9        17.2         15.3        15.2     20.0        16.6         16.9
 General and
  administrative........     24.9     59.5        65.9         55.8        54.4     62.2        42.8         44.9
 Stock-based
  compensation..........      1.0      0.8         1.1          0.8         1.2      2.8         1.9          2.5
 Amortization of
  goodwill..............       --       --          --           --          --       --          --           --
                            -----    -----       -----        -----       -----    -----       -----        -----
 Total operating
  expenses..............    102.3%   143.9%      147.7%       133.9%      129.4%   147.1%      117.8%       116.3%
                            =====    =====       =====        =====       =====    =====       =====        =====

   Revenue. Revenue decreased in the second and third quarters of 1998, primarily due to a strategic realignment, which caused a significant reduction of revenue derived from reselling certain products and education services, which we stopped offering to the majority of our clients, and also due to high consultant turnover. Over the following three quarters, revenue gradually increased and effective billing rates increased more than 25% as a result of our shift in 1998 to web-based solutions. Our number of consultants remained relatively flat during this period and our utilization rate fluctuated only slightly. For the remaining two quarters of 1999, revenue increased significantly, primarily due to increases in sales, enhanced marketing and increased benefits from our strategic partnerships. Also, our number of consultants grew from 112 on March 31, 1999 to 173 on December 31, 1999.

   Expenses. Professional services expenses decreased in the second and third quarters of 1998 as a result of high consultant turnover. Professional services expenses increased during the following five quarters as we added consultants with the skills necessary to support our shift to web-based solutions. Sales and marketing expenses remained relatively flat for 1998 and the first quarter of 1999. Sales and marketing expenses increased beginning in the second quarter of 1999 as we expanded our direct sales and marketing teams as well as initiated new marketing programs. General and administrative expenses increased significantly in the second quarter of 1998 due to a one-time restructuring charge of $533,000. This charge was incurred in connection with the relocation of our corporate headquarters from San Francisco, California to Burlington, Massachusetts, the closing of several small offices and the costs incurred in connection with the related termination of employees. We also added facilities and hired additional management for our larger existing offices. Expenses in the following five quarters remained relatively flat with the exception of the second quarter of 1999, during which time expenses increased primarily due to increased recruiting and general infrastructure expenses. In the fourth quarter of 1999, our general and administrative expenses increased significantly due to a general increase in expenditures in all areas, particularly employee bonuses, to support our growing operations. General and administrative expenses generally decreased as a percentage of revenue throughout 1998 and 1999, reflecting greater operating leverage derived from a growing revenue base.

Factors Affecting Operating Results

   Our revenue, operating expenses and operating results may vary significantly from quarter to quarter. The fluctuations may be due to a number of factors, many of which are beyond our control. These factors include:

  . the number and relative size of projects we begin working on or complete in a given quarter

  .  increases or decreases in the utilization rates of our consultants

  .  unexpected delays or changes in the scope of planned or ongoing projects

  . our relative success in hiring and retaining qualified consultants and account managers

  .  the accuracy of our project cost estimates

  . changes in our average project sales cycle or in our pricing or that of our competitors

   Because of the above factors, our quarterly revenue and operating results are difficult to forecast, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful and should not be relied on as an indication of our future performance.

Liquidity and Capital Resources

   We have funded our historical operations primarily through the private placement of securities and through a bank line of credit. Our cash and cash equivalents were $8.7 million at December 31, 1999. Our bank line of credit provides for borrowings of up to $6.0 million. We intend to use any borrowings under the line of credit for working capital purposes. The interest rate on amounts borrowed under the line of credit is calculated using the prime rate plus 0.25% per annum. The credit facility expires in October 2000. The line of credit is secured by substantially all of our assets and contains customary covenants and restrictions. At December 31, 1999 we had no outstanding borrowings under the line of credit.

   Net cash used in operating activities was $2.3 million for the year ended December 31, 1997, $5.0 million for 1998 and $5.8 million for 1999. Net cash used in investing activities was $1.8 million for the year ended December 31, 1997, $866,000 for 1998 and $1.7 million for 1999, primarily for the purchase of property and equipment. In 1997, we paid $644,000 for the acquisition of substantially all of the assets and assumption of certain liabilities of Fusion Systems Group, Inc. and Fusion Consulting, Inc. Financing activities provided cash of $4.1 million for the year ended December 31, 1997, $9.9 million for 1998 and $12.0 million for 1999, primarily from the issuance of preferred stock to investors.

   Capital expenditures of $1.2 million in 1997, $866,000 in 1998, and $1.7 million for the year ended December 31, 1999 were primarily made for computer equipment, office equipment and leasehold improvements related to our growth. We expect capital expenditures to increase, as we continue to expand our business operations. We will need to purchase additional computer equipment to support delivery of our services, office furniture and equipment for our existing and planned offices and other leasehold and capital expenses necessary to sustain our operations.

   We anticipate that the net proceeds of this offering, together with existing sources of liquidity and funds generated from operations, should be adequate to fund our currently anticipated cash needs through at least the next 18 months. To the extent we are unable to fund our operations from cash flows, we may need to obtain financing from external sources in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available at all, or that, if available, the financing will be obtainable on favorable terms.

Recent Event

   In January 2000, we acquired all of the outstanding common stock of Underline, Inc., a creative design firm focused on online marketing, in a transaction that was accounted for using the purchase method of accounting. The total consideration for this transaction was $7.6 million. In connection with the acquisition, we issued 1,603,718 shares of our common stock in exchange for all of the outstanding shares of common stock of Underline. A portion of these shares is subject to vesting relating to employment. We also assumed all outstanding Underline stock options which will be exercisable for up to 223,874 shares of our common stock. The amount of the consideration treated as purchase price for this acquisition was approximately $4.8 million, which we plan to amortize over a three-year period. The additional portion of the consideration, consisting of approximately $2.8 million of restricted stock, was recorded as deferred costs and will be recognized as stock-based compensation ratably over the two-year restrictive period.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), Revenue Recognition in Financial Statements. SAB No. 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that we have complied with the provisions of SAB No. 101.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. This standard, which we adopted in the first quarter of 1999, did not have any impact on our financial position or our results of operations.

   In April 1998, SOP No. 98-5, Reporting on the Costs of Start-Up Activities, was issued. Under SOP No. 98-5, the costs of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. This standard, which we adopted in the first quarter of 1999, did not have any impact on our financial condition or our results of operations.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field must be modified to distinguish between 21st and 20th century dates. As a result, many companies upgraded or replaced their software and computer systems in order to comply with these Year 2000 requirements. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations resulting in disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

   To date, we have not suffered any disruptions in our systems following December 31, 1999. In addition, to date, we have not been made aware that any of our clients or vendors have suffered disruptions in their systems. Failure of our internal computer systems, third-party equipment or software, or systems maintained by our clients to operate properly with regard to the Year 2000 could require us to incur significant unanticipated expenses to remedy any problems.

Qualitative and Quantitative Disclosures About Market Risk

   To date, we have not utilized derivative financial instruments or derivative commodity instruments. We do not expect to employ these or other strategies to hedge market risk in the foreseeable future. We invest our cash in money market funds, treasury bills, commercial paper and other securities, which are subject to minimal credit and market risk. We believe the market risks associated with these financial instruments are immaterial.

                                   BUSINESS

Overview

   Context Integration is a leading Internet professional services firm, focused on the rapid delivery of innovative and robust web-based business-to-business, or B2B, solutions. We offer integrated strategy, creative design, technology architecture, solutions construction and applications management services to large enterprise clients and select e-businesses.

   We specialize in building relationship commerce, digital marketplace and business intelligence solutions that are secure, reliable and scaleable. Relationship commerce, a subset of customer relationship management, is focused on using the web as a channel for personalizing and managing relationships with customers, suppliers and distributors. A digital marketplace is the electronic equivalent of a traditional marketplace where buyers and sellers meet to transact business. Business intelligence solutions enable organizations to analyze large databases of customers' transactions and to summarize this information for sales and marketing purposes on the web. Our solutions typically support large numbers of transactions and users, and are integrated with the existing systems infrastructure of our clients and their customers and partners.

   As of February 29, 2000, we employed over 330 people who serve clients from our regional offices in the metropolitan areas of Boston, New York, Houston, Dallas, Denver, San Francisco, Los Angeles and central New Jersey. Our clients include large enterprises such as Merrill Lynch, BMG Entertainment, and Merck-Medco, as well as innovative B2B start-ups such as GoCargo.com, PaperExchange.com and OnlineAsset.com.

Industry Background

   International Data Corporation, or IDC, estimates that the number of Internet users will grow from 196 million in 1998 to 502 million in 2003. The Internet enables businesses and consumers to exchange information electronically, and is radically transforming the way business is conducted.

   We believe that companies initially viewed the Internet primarily as an incremental marketing channel. Companies engaged advertising agencies and creative design firms to design web sites which displayed general corporate and product information in a static format. As these corporate web sites drew increasing numbers of visitors, businesses realized the potential for the Internet to serve as an online store-front and started to establish basic business-to-consumer, or B2C, e-commerce capabilities.

   While B2C e-commerce was evolving, companies began to further use the Internet to integrate internal processes with their suppliers, distributors and key business customers. Today, companies are using the Internet to build B2B solutions to improve their competitive position by streamlining internal and external processes and strengthening supplier and trading relationships. However, the Internet also offers companies the opportunity to conduct business in new ways. One example is the emergence of B2B digital marketplaces, the electronic equivalent of a traditional marketplace where multiple buyers and sellers meet to transact business. Forrester Research, Inc. estimates that revenue from B2B e-commerce will grow from $406 million in 2000 to $2.7 trillion by 2004, representing a compound annual growth rate of approximately 61%.

   Building the transaction-intensive business systems necessary for effective B2B interaction requires expertise in complex, web-based technologies beyond that necessary for merely designing web sites or building basic B2C e-commerce capabilities. As a result, companies are increasingly turning to outside Internet professional services providers for assistance. IDC estimates that the worldwide market for Internet services will grow from $7.8 billion in 1998 to $78.5 billion in 2003, representing a five-year compound annual growth rate of approximately 59%.

   In order to deliver these large-scale, robust B2B solutions, service providers must have extensive expertise in building complex business solutions using leading-edge web technologies, and employ a disciplined approach to development and execution. Companies seeking these solutions are also demanding rapid time-to-market. We believe that our competitors are not well prepared to meet these demands.

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

Competitive Advantages

   We integrate strategy, creative design, technology architecture and solutions construction services. We also offer applications management and support services for the solutions that we have built. We believe that we have the extensive skills in, and experience with, leading-edge web technologies, the rigorous methodology and the project management expertise necessary to deliver high-quality solutions on-time and on-budget.

   We believe that the following factors differentiate us from our competitors:

   Deep technology skills. We have been providing highly advanced technology solutions since 1992. Our early experience was in building global, real-time systems using distributed client-server architectures and replication technology. In 1996, we developed an Internet-based exchange for trading derivative contracts for commodities, which we believe was one of the first B2B digital marketplaces. We were also an early adopter of object-oriented and message-based technologies for building business systems. In early 1997, as part of our strategy to focus on technology as our core competency, we acquired and integrated Fusion Systems, recognized for its extensive expertise in CORBA. Today, we work with several advanced technologies for building integrated B2B solutions, including Java, CORBA, XML and J2EE, a standard for building Java-based enterprise solutions. Our experience in working with these technologies enables us to rapidly build highly-scaleable solutions. We also partner selectively with some of the Internet industry's leading technology vendors, such as BroadVision and Art Technology Group. Finally, as of February 29, 2000, our consultants had an average of more than ten years of technology experience. We believe this is significantly more than that of many of our competitors.

   Early focus on robust B2B solutions. Since our inception we have specialized in building robust business solutions. The trading systems and financial exchanges that we built in the early 1990s were typically transaction intensive, globally distributed, available 24x7, highly secure and scaleable, and required extensive integration with multiple existing systems. Today's complex B2B solutions share these same demanding technical requirements. With the growth of B2B e-commerce and the increasing participation of large traditional companies in e-business, the size and complexity of these large-scale integration initiatives have grown. Today, we are focused primarily on the B2B market and have successfully deployed innovative B2B solutions for large enterprises such as Merrill Lynch, BMG Entertainment and Merck-Medco, among others. These projects all required highly customized and complex technical solutions that were implemented on a broad scale. We believe that our extensive experience with leading-edge web technologies and robust business solutions, and our early focus on the B2B market, provide us with a distinct competitive advantage.

   Rapid project delivery model. In today's business environment, time-to-market is critical. A primary goal of each of our client engagements is to structure the project so that our clients achieve their business objectives in the shortest time possible. Our methodology enables rapid delivery of functionality. From business conceptualization to implementation, our projects are typically completed in four to five months and, in some cases, even less. Many of our clients retain us to deliver subsequent projects, each of which adds additional functionality and is typically completed in two to three months or less. We can achieve this level of productivity because:

  . our consultants are experienced technologists, business analysts and creative designers who work together in small, focused project teams.

  . we are focused in a few areas where we have developed company-wide competency. These areas include solutions expertise in relationship commerce, digital marketplaces and business intelligence; industry expertise in financial services and media and entertainment; and technology expertise in the products of a select group of leading-edge web technology vendors.

  . our solution centers, located in our local offices, provide a physical and technical environment that allows project teams to be established and become productive very quickly.

  . we encourage sharing of knowledge, best practices and software across project teams, offices and industries.

  . we typically work on a fixed-price, fixed-time basis, sharing project and execution risks with our clients. We believe that our rapid project delivery model and fixed-price, fixed-time approach ensure that our interests are closely aligned with those of our clients.

   Web optimized methodology. ContextWISE is our solution development and project management methodology, and is based on the widely-used Rational Unified Process, a software engineering methodology developed by Rational Software Corporation. We have incorporated several distinct features into this methodology to support rapid, web-based solution development, including a creative design process and project management and quality assurance methodologies. ContextWISE enables us to consistently deliver high-quality web solutions on-time and on-budget.

   Innovative knowledge network. In order to capitalize on our broad base of experience and best practices, our consultants are strongly encouraged to share knowledge internally. To support this objective, we have developed our Intellectual Asset Network, or IAN, a company-wide knowledge repository, and our Project Enablement Team Environment, or PETE, a tool used on every project for project team and client collaboration. As part of IAN, we have developed a growing database of design approaches, templates and software, which we use to deliver solutions rapidly and cost-effectively across multiple industries and project teams. Consultants are recognized and financially rewarded for actively participating in these knowledge sharing programs. Additionally, we have a dedicated team responsible for supporting and enhancing these tools and our ContextWISE methodology.

Strategy

   Our goal is to become the leading Internet professional services firm focused on delivering robust B2B solutions. Our strategy to accomplish this goal is as follows:

   Maintain and extend technology leadership. Technology leadership is central to our mission as a company. We will continue to invest in the training and research programs required to further develop our technical skills and identify new technologies to support our mission. For example, we have a distributed network of architects, an internal network of senior technology architects, each of whom is responsible for developing a clear competency in a particular technology. Also, we work with select leading-edge technology vendors.

   Attract and retain world-class information technology consultants. We believe that our mission and strategy, as well as our culture, give us several advantages in attracting and retaining highly sought-after professionals. For example, we believe that a lack of challenging projects and extensive travel are the primary causes of employee turnover in our industry. We offer our employees the challenge of building complex B2B solutions using leading-edge web technologies. Additionally, much of our development work is performed in our local solution centers, which greatly limits the travel required of our consultants. Finally, our consultants participate in company-wide, collaborative knowledge sharing to promote a collective learning culture.

   Invest in methodology, quality assurance and client satisfaction initiatives. We believe that successful client engagements and the resulting long-term client satisfaction is a key factor in determining our success. We monitor client satisfaction in several ways, including a quarterly client survey which is administered by an independent organization. In addition, to ensure that our clients continue to be satisfied, we will continue to enhance the project delivery, project management and quality assurance methodologies in ContextWISE and to enhance our internal project controls.

   Focus on Global 1000 clients and select e-businesses. We intend to continue to target Global 1000 clients, particularly in financial services and media and entertainment where we have developed specific industry expertise. Our Global 1000 clients have complex business needs and established technical infrastructures, and are aggressively seeking to integrate their existing businesses with new and evolving Internet-based business models. We believe these clients are attractive because they have traditionally invested heavily in information

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

technology and require innovative B2B solutions to remain competitive. Additionally, we will continue to work with select B2B start-ups with innovative business models and strong capital backing.

   Expand our partnerships with leading-edge technology vendors. We have established strong partnerships with select leading-edge technology vendors such as BroadVision and Art Technology Group, both providers of software for building personalized e-business solutions, Moai, a provider of software for auction-based B2B digital marketplaces, and Versata, a provider of software for automating B2B solutions. These relationships provide us with a range of benefits, including sales leads and co-marketing opportunities, and access to training, product support and technology. Also, we are continually evaluating technology trends to identify emerging technologies and products that could further enhance the solutions we provide to our clients.

   Aggressively promote the Context brand. We believe it is important to build awareness of the Context brand. To promote our brand, we intend to expand our corporate marketing and advertising efforts with the objective of reaching senior business and technology leaders of our target clients. Our objective is to create recognition of Context as the leading Internet professional services firm focused on delivering innovative and robust B2B solutions.

   Broaden our geographic scope. We seek to further broaden our national presence and expand internationally by opening new offices in strategic locations. In particular, we expect to open offices in locations where there is a strong and evolving technology base and a significant presence of our target clients, as well as a large pool of qualified information technology professionals.

   Expand our applications management and support services. We have recently begun to offer applications management and support services for solutions that we have built for our clients. Many of our clients, and in particular the B2B start-ups, prefer not to manage and support their web solutions internally. We intend to expand our applications management and support capabilities, and offer these as a follow-on service to select clients.

Solutions

   We deliver innovative and robust web-based B2B solutions in three areas:

   Relationship Commerce. Our relationship commerce solutions are related to customer relationship management. These solutions are focused on the web as a channel for managing relationships with customers, suppliers and distributors. We design these relationship commerce solutions to capture customer profiles from information provided by customers and by monitoring buying behaviors. Our solutions create personalized buying experiences through the customization of content and product suggestions, as well as offering products which build customer loyalty. Through integration with existing systems, we enable our clients to more accurately target sales and marketing efforts while gaining operational efficiencies.

   Digital Marketplaces. A digital marketplace is the electronic equivalent of a traditional marketplace where multiple buyers and sellers meet to transact business. A digital marketplace is generally highly efficient and offers substantial potential advantages over traditional markets, including 24x7 availability, access to a larger pool of buyers and sellers across geographic boundaries, real-time access, more information and more efficient and dynamic pricing. Today's B2B digital marketplaces provide content and an online community, as well as the means to complete business transactions electronically. Increasingly, clients are integrating these marketplaces into their existing procurement processes and systems to realize enhanced operating efficiencies.

   Business Intelligence. With the proliferation of e-commerce, organizations are building extensive databases of customer transactions and behaviors. These databases can be aggregated and analyzed to provide business intelligence for sales, marketing and other operating purposes. As with traditional data warehousing, business intelligence solutions will require extensive integration of existing systems. Web-based business intelligence offers substantial benefits beyond traditional data warehousing because access to the web is widely

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

available in a cost-effective manner, and the web itself is a data source. Unlike most traditional data warehouse applications, we expect web business intelligence solutions to be implemented not only within an organization but extensively among an organization's customers and partners.

Services

   As part of delivering these B2B solutions, we integrate strategy, creative design, technology architecture and solutions construction services. Typically, we do not provide these services on a stand-alone basis, but only as part of an integrated solution offering. We also offer applications management and support services for customized solutions that we have built. Our services are described in more detail below.

   Strategy. We help our clients evaluate strategic business and technology opportunities to secure a competitive business advantage on the Internet. This is often achieved in a facilitated workshop we call a Web Opportunity Workshop, or WOW. During this process, we help our clients articulate a business vision and mission, translate this into system requirements, and establish a high-level technical architecture and creative design direction. Our WOW facilitation team typically includes senior business analysts with necessary industry skills, a lead technical architect, and a creative designer. At the end of the process we deliver a proposed architecture and an implementation roadmap. The WOW deliverable also includes a client presentation package designed to highlight the solution and its business benefits for the client's internal marketing purposes.

   Creative design. We help our clients with brand strategy and brand design. Subsequently, we design and code the web interface using art, colors, shapes and text. We often use focus groups to assess the attractiveness of certain design options. In addition, we invest substantial resources designing interfaces that are ergonomic and functional, criteria which have become increasingly important in the B2B market. To enhance our creative design capability, we recently acquired Underline, a New York-based design firm. Prior to acquiring Underline, we had worked together as partners on ten client engagements during 1999.

   Technology architecture. We design blueprints for building and integrating solutions into existing systems architectures. Recognizing that technical infrastructure is the foundation for any high performance solution, we design a blueprint that identifies the specific technologies and processes that best suit our clients' needs. The blueprint also defines the interrelationships between existing systems and the planned solution. In addition, this addresses the potential opportunities and incompatibilities of existing systems. In this service, we apply a variety of techniques including object-oriented modeling, workflow modeling, data modeling and rapid prototyping.

   Solutions construction. We build flexible and scaleable e-business solutions. Flexibility is vital to enhancing the integration of our solutions with existing systems. Scalability is critical to our clients because they often experience significant increases in transaction volumes in relatively short periods of time. Our approach to solutions construction is object-based, iterative, and is optimized for the development of web business solutions.

   Applications management and support. We offer applications management and support services for solutions that we have built for our clients. We provide these services only on a limited number of technology platforms where we have a strategic relationship with the technology vendor and extensive experience with the products. We are building a centralized support team to provide these services. This approach takes advantage of our knowledge and applications expertise while at the same time strengthening our long-term client relationships.

Clients

   We provide B2B solutions to large enterprise and select e-business clients. In 1999, 76.3% of our total revenue was derived from large enterprise clients. We are increasingly focusing our marketing efforts on companies in the Global 1000. Although we work for clients across a range of different industries, we have developed strong industry expertise in financial services and media and entertainment, and specifically target leading clients in these industries. In 1999, approximately 50% of our total revenue was derived from clients in the financial services and media and entertainment industries.

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

   The following is a partial list of clients that we worked for in 1999:

                     Media and           General
Financial Services   Entertainment       Enterprise            B2B Start-ups
------------------   -------------       ----------            -------------
Bank Boston                                                    Bermuda
Goldman Sachs        BMG Entertainment   Cisco Systems         Commodities
JP Morgan            DoubleDay Select    Frito-Lay              Exchange
Liberty Financial    Harcourt            Georgia Pacific       GoCargo.com
Merrill Lynch        Publishing          Merck-Medco           InsureTrade.com
Morgan Stanley       Hearst              Netscape              NetFreight.com
 Dean Witter         Distribution        Communications        OnLineAsset.com
National Health      NBC News            Rohm and Haas         PaperExchange.com
 Insurance           Nickelodeon         Shell Services        Vencast
Corporation          Direct
Oppenheimer Funds    Recording
Robertson Stephens   Industry
Scudder Kemper        Association of
Investments          America

   For the year ended December 31, 1999, our five largest clients, DoubleDay Select, Hearst Distribution, Liberty Financial, Merck-Medco and Merrill Lynch, accounted for 32.5% of our revenue. For the years ended December 31, 1998 and 1997, Goldman Sachs accounted for 17.0% and 16.0% of our revenue.

Representative Client Engagements

   The following examples are representative of our client engagements.

   BMG Entertainment

   Client description. BMG Entertainment is the $4.6 billion worldwide music and entertainment division of Bertelsmann AG which had annual revenue of $16.4 billion in 1999. BMG Distribution, the U.S. distribution arm of BMG Entertainment, distributes more than 600,000 units daily to music and video retailers nationwide.

   Client challenge. With increased competition and changing dynamics in the recording industry, BMG Distribution needed a B2B website to rapidly and effectively communicate sales, marketing and inventory management information to its customers, business partners, record labels and field staff. The solution needed to be delivered rapidly for launch at an important marketing event.

   Context approach and deliverables. BMG engaged Context to design and build BMG Central, a B2B portal, which was built around several distributed, Java-based components. Among the key features which Context developed is a web-based content management system that enables BMG Distribution to upload artwork and streaming audio and video clips for immediate access, thereby dramatically decreasing the time it takes to share these assets. The site also enables BMG Distribution's customers, field representatives and record labels to have web-based access to critical sales, marketing and inventory data. Context was also responsible for the branding and creative design of the web interface.

   Outcomes. The application built for BMG Central has improved communication and production throughout its distribution network, and enhanced the business relationships among BMG Distribution's marketing employees, branches, record labels and customers. Manual processes that sometimes took days to complete can now be completed much more quickly via BMG Central. Through the use of Java-based components built by Context, the solution was delivered into production within fourteen weeks from inception.

   GoCargo.com

   Client description. GoCargo.com is a shipping industry innovator which created the first B2B exchange for international maritime container shipments.

   Client challenge. GoCargo.com recognized the opportunity for the web to dramatically change the container shipping market. Today the industry is fragmented, and market pricing is inefficient. GoCargo.com needed to provide a compelling web site to attract buyers and sellers in order to create value through its innovative business model. Time to market was critical.

   Context approach and deliverables. GoCargo.com engaged Context to rapidly design and build its digital marketplace. Context's engagement began with a WOW. This enabled the Context/GoCargo.com team to quickly crystallize business concepts, validate requirements and establish an overall technical and creative design direction. Based on Moai's platform for auction-based digital marketplaces, Context created a reverse-auction platform which offers importers and exporters lower shipping prices gained from online competitive bidding, instant reach to multiple service providers with a single entry of their customized shipment request, and elimination of the hassle and cost of negotiation. GoCargo.com also allows qualified ocean carriers and freight forwarders to tap into demand on trade routes with excess capacity, extend their reach to new customers worldwide, and significantly reduce their sales costs.

   Outcomes. The Context team met GoCargo.com's business objectives and delivered its digital marketplace in 10 weeks. Within the first week of launch, GoCargo.com exceeded its targets for registered users. Context continues to work with GoCargo.com to enhance the solution, and is supporting GoCargo.com through its applications management and support service.

   Liberty Financial

   Client description. Liberty Financial is an integrated asset accumulation and management organization that, as of December 31, 1999, managed over $65 billion of assets on behalf of 1.7 million investors worldwide. The company sells its products through multiple distribution channels, including brokerage firms, banks and other depository institutions, financial planners and insurance agents, as well as directly to investors through several individually-branded business units.

   Client challenge. Liberty's objective was to drive new business by selling its products across several business units while allowing each business unit to retain its own identity and the flexibility to manage its own products and content.

   Context approach and deliverables. Liberty engaged Context to design and build a next generation relationship commerce solution. Context implemented a common e-business technology platform, based on BroadVision technology, across several business units, built standardized interfaces to the existing systems of each of the business units, and standardized workflow and processes. This enabled Liberty to implement sophisticated, personalized e-commerce and one-to-one marketing capabilities.

   Outcomes. The solution has significantly streamlined the content management process, and enabled Liberty to better manage its customer relationships and marketing initiatives across business units. The first phase of our project was completed in less than five months. Context is continuing to work with Liberty on enhancing and extending this e-commerce solution.

Sales and Marketing

   Our sales and marketing efforts are targeted at building and broadening relationships with Global 1000 clients and select e-businesses. Our clients are investing significant resources in e-business strategies and systems and require the complex technology solutions that we provide.

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

   Sales. As of February 29, 2000, we had 18 industry-focused account managers, each targeting 12 clients on average. Due to the complex nature of our solutions, our consultants support our account managers in the sales process. While our account managers have responsibility for the business development aspects of a client relationship, they are also responsible for building and maintaining long-term relationships with clients and, therefore, work closely with our project teams to ensure the successful completion of all client projects.

   Marketing. As of February 29, 2000, we had eight marketing professionals. The primary goal of our marketing efforts is to generate leads for our account managers through:

  . Brand recognition and awareness. Our marketing group engages in numerous branding activities, including public relations initiatives, advertising campaigns, and other marketing activities.

  . Strategic relationships. We maintain a few, select strategic relationships that allow us to co-market our solutions with those of our industry-leading partners.

  . Field marketing. We build local relationships with our clients by sponsoring and participating in collaborative events and seminars.

  . Packaged services offerings. We have packaged several service offerings, such as the WOW, that assist clients in assessing their requirements and developing proposed solutions. These packages also assist our account managers in qualifying opportunities and accelerating the clients' decision-making process.

Competition

   The market for Internet professional services is intensely competitive and we expect it to become increasingly so in the future. We believe that the principal competitive factors in our industry are project management capabilities, quality of deliverables, speed of solution delivery and the technical skills of consultants.

   Our current competitors include the following:

  . Internet professional services firms (such as Sapient, Viant, Scient and Proxicom)

  . information technology consulting and systems integration firms (such as Andersen Consulting, Cambridge Technology Partners and EDS)

  . services divisions of computer hardware and software vendors (such as IBM and Oracle)

  . in-house information technology departments of our current and potential clients

People and Culture

   We consider our people essential to our success as a leading Internet professional services firm. Therefore, we have built structured programs designed to attract and retain highly-skilled professionals.

   Recruiting. We have a dedicated recruiting team that manages recruiting like a sales process by focusing on both candidate lead generation and the achievement of specific quarterly hiring objectives. The recruiters work closely with the local management and consulting teams. We identify candidates primarily through referrals from current employees and, to a lesser extent, responses to advertisements, web site inquiries and university recruiting. In addition, we use professional search firms to identify candidates for senior management, technical and sales positions. We need to attract and retain candidates who want to be challenged, develop their skills, and participate in innovative projects with industry-leading clients. Our selection process targets individuals with strong analytical and problem-solving skills who also exhibit the characteristics that we believe make our corporate culture unique. These characteristics include teamwork orientation, knowledge-sharing attitude, and incisive mind. Also, our objective is to attract SWANs: Smart, hard Working, Ambitious people who are Nice to work with.

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

   Training and Development. We operate in an environment where technology is constantly changing and becoming more complex. To ensure that we remain on the leading edge of technology and continue to develop professional skills, we have created the following training programs:

  . New Employee Orientation. New employees visit our headquarters for a three week training program during which they meet with senior management, receive an overview of our ContextWISE methodology and are introduced to our culture. We believe this orientation program helps to assimilate new hires quickly into our company.

  . Project Management "Boot Camp." All project managers attend a one-week intensive training program to build their project management skills. In addition, our project managers acquire an in-depth understanding of our ContextWISE methodology. This includes a certification in the Rational Unified Process.

  . Technical Training. We encourage and financially reward our employees who pursue ongoing technical training, third party certifications and professional development. These programs are organized by our internal professional development team and by outside technology vendors and training institutions. We also offer web-based technical training programs to all of our employees.

   Compensation. We believe that by linking employee compensation to our success through our incentive compensation programs, we instill a sense of ownership, which results in decisions that maximize our value and employee retention. Our compensation package consists of a combination of salary, performance-based incentive compensation, stock options and additional employer-paid benefits. We believe that we have a supportive and dynamic environment where hard work and effort are rewarded.

Intellectual Property Rights

   Our success is dependent in part on our information technology, some of which is proprietary, and other intellectual property rights. We rely on a combination of nondisclosure and other contractual arrangements, technical measures, and trade secret, copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees and attempt to limit access to and distribution of proprietary information. We cannot be sure that the steps that we have taken will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights. We have entered into services contracts with clients that assign rights to certain aspects of the work performed under the contracts to the clients. We do not believe that such contracts will limit our ability to render services to other clients. However, we cannot be sure that we will not receive communications in the future from third parties or clients asserting that we have infringed or misappropriated the proprietary rights of such parties.

Employees

   As of February 29, 2000, we had a total of 333 employees, including 257 consultants, 26 in sales and marketing and 50 in general and administration positions. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. None of our employees is represented by a collective bargaining agreement, and we have never experienced a work stoppage. We consider our relations with our employees to be good.

Facilities

   Our corporate headquarters are located in Burlington, Massachusetts where we have a lease for approximately 8,600 square feet of space, which expires in July 2002. We are currently seeking new office space in Boston, Massachusetts and intend to move our corporate headquarters. Under a lease that expires in July 2000, we lease approximately 10,600 square feet of space in New York. We lease additional office space in Atlanta, Georgia; Dallas, Texas; Houston, Texas; Littleton, Colorado; Los Angeles, California; San Francisco, California

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

and Lebanon, New Jersey. We currently plan to lease office space in Chicago, Illinois and London, United Kingdom. We continually evaluate the adequacy of existing facilities and the opening of facilities in new cities and believe that suitable additional space will be available in the future on commercially reasonable terms as needed.

Legal Proceedings

   From time to time, we have been subject to legal proceedings and claims in the ordinary course of business. Although we are not currently involved in any material legal proceedings, we expect that we will be subject to legal disputes in the future. Any claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

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

                                  MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors, and key employees and their ages and positions as of February 29, 2000, are as follows:

    Name                   Age                     Position
    ----                   ---                     --------
Teck Chye Lau.............  36 Chairman and Founder
Stephen Sharp.............  41 President, Chief Executive Officer and Director
Donald Joseph               31 Vice President and Chief Creative Officer
 Edgerton(/1/)............
Dror Liwer(/1/)...........  32 Vice President and Chief Technology Officer
Keith Vaughan.............  43 Vice President, Western Operations
David Weber...............  33 Vice President, Chief Financial Officer and
                                Secretary
Terry Yanni...............  37 Vice President, Eastern Operations and Vice
                                President, Marketing
Robert Davoli(/2/)(/3/)...  51 Director
Christopher Greendale.....  48 Director
Ronald Nordin(/2/)........  49 Director
Peter Solvik(/3/).........  41 Director
Michael Stout(/2/)........  53 Director
Charles McCann(/1/).......  42 Strategic Services Director
Sean Banchik(/1/).........  33 Managing Director, Los Angeles
Larry Chandler(/1/).......  40 Managing Director, Dallas
Mark Grimes(/1/)..........  38 Managing Director, Houston
Michael Hunziker(/1/).....  39 Managing Director, Boston
Mark Marusin(/1/).........  41 Managing Director, Denver
Edward Post III(/1/)......  39 Managing Director, New Jersey
Bruce Strong(/1/).........  43 Managing Director, San Francisco
Justin Woddis(/1/)........  36 Managing Director, New York

--------
(1) Key employee
(2) Member of Audit Committee
(3) Member of Compensation Committee

   Teck Chye Lau was a founder of Context and has served as a director since October 1992, Chairman of the Board since May 1996 and has held various additional positions at Context. From 1992 to 1998, Mr. Lau served as National Manager of Database Services and Vice President of the Western Region of Context. Mr. Lau co-founded Nobel Technology, a high-technology consulting company, in 1991, and served as its President and Chief Executive Officer until September 1992. Prior to that, Mr. Lau held various positions with Cambridge Technology Group, a systems integrator, and with SQL Solutions, a relational database management systems consulting and tools company.

   Stephen Sharp has been President and Chief Executive Officer of Context since July 1998 and a director since May 1998. From November 1997 to June 1998, Mr. Sharp was a Senior Vice President at Siebel Systems, a customer relationship management application software company. From January 1992 to January 1997, Mr. Sharp served as Vice President of Worldwide Professional Services at Sybase, a database and tools software company. From January 1997 to August 1997, Mr. Sharp served as Vice President of Customer Service & Support for Sybase, and from August 1997 to November 1997, he served as its Senior Vice President of Worldwide Service. From July 1990 to December 1991, Mr. Sharp was Vice President, European Operations for SQL Solutions, a company later acquired by Sybase. Prior to July 1990, Mr. Sharp was employed as a senior manager by Andersen Consulting, a management consulting firm.

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

   Donald Joseph Edgerton has been Vice President and Chief Creative Officer of Context since January 2000. From January 1993 to January 2000, Mr. Edgerton was a founder and the Chief Executive Officer of Underline, Inc., a creative design firm that was acquired by Context in January 2000. From August 1990 to December 1993, Mr. Edgerton was an Art Director at Saatchi & Saatchi Advertising.


   Dror Liwer has been Vice President and Chief Technical Officer of Context since September 1999. Between August 1996 and September 1999, Mr. Liwer served as Managing Director, and was responsible for managing client engagements and sales in our New York office. From May 1995 to August 1996, Mr. Liwer served as Manager of our Application Development Group, and was responsible for managing all application development engagements in our New York office. From July 1993 to May 1995, Mr. Liwer was Manager of Client Server Development for ADL Data Systems, Inc., a developer of integrated software packages for healthcare and alternative healthcare facilities.

   Keith Vaughan has served as Vice President, Western Operations of Context since December 1999. From February 1999 to December 1999, Mr. Vaughan was Vice President Americas for Autodesk, a developer of computer-aided drafting software for design professionals. From October 1991 to February 1999, Mr. Vaughan was Global Director at Andersen Consulting. From August 1988 to October 1991, Mr. Vaughan was Regional Manager at Wright Systems/MAI. Prior to that, Mr. Vaughan served as a Sales Manager for IBM's computer division.

   David Weber has been Vice President and Chief Financial Officer of Context since July 1998. From December 1996 to June 1998, Mr. Weber served as Business Operations Director of Sybase, Inc., and was responsible for finance and operations worldwide for Sybase Professional Services. From February 1996 to December 1996, Mr. Weber was Senior Manager, European Finance & Operations for Sybase. From June 1994 to January 1996, Mr. Weber served as Worldwide Operations Manager for Sybase Professional Services. Prior to 1994, Mr. Weber held various other positions at Sybase and also at Aetna Capital Management, Inc.

   Terry Yanni has served as Vice President, Eastern Operations of Context since March 1999, and as Vice President, Marketing since May 1999. From February 1996 to March 1999, Mr. Yanni was Vice President, Consulting at James Martin, a systems integrator. From March 1994 to February 1996, Mr. Yanni was Vice President, Consulting for Seer Technologies, Inc., a maker of application development tools. Prior to that, Mr. Yanni held various positions at Metaphor Computer Systems, a data warehouse software and service firm and Wang Laboratories, a computer equipment manufacturer.

   Robert Davoli has been a director of Context since March 1997. Mr. Davoli has served as General Partner of Sigma Partners, a venture capital firm, since April 1995. He also served as President and Chief Executive Officer of Epoch Systems, a client-server software company, from February 1993 to September 1994. From May 1986 through June 1992, Mr. Davoli was the President and Chief Executive Officer of SQL Solutions, which he founded and sold to Sybase, Inc., in January 1990. Mr. Davoli also serves on the board of directors of ISS Group, Inc., and Vignette Corporation.

   Christopher Greendale has been a director of Context since February 2000. Since July 1999, Mr. Greendale has been a Managing Director of Internet Capital Group, Inc., a business-to-business e-commerce venture capital company. From January 1999 to July 1999, Mr. Greendale served as a Senior Partner of Operations of Internet Capital Group. From December 1997 to December 1998, Mr. Greendale served as an independent management consultant. In March 1991, Mr. Greendale co-founded Cambridge Technology Partners, where he served in various capacities until December 1997, most recently as Executive Vice President, Marketing. Mr. Greendale also serves on the board of directors of Clarify, Inc., and Breakaway Solutions, Inc.

   Ronald Nordin has been a director of Context since August 1998. Mr. Nordin is a Senior Principal at Atlas Venture, a venture capital firm, and joined Atlas Venture in April 1998. From August 1992 to February 1997, Mr. Nordin was Chief Executive Officer of SQA, a developer of software and services for quality assurance, which was acquired by Rational Software Corporation in February 1997. From 1982 to 1992, Mr. Nordin held various positions with Cognos, a supplier of business intelligence software, most recently as Senior Vice President.

   Peter Solvik has been a director of Context since March 1997. Mr. Solvik has served as Senior Vice President and Chief Information Officer of Cisco Systems, Inc. since January 1999. From 1995 to January 1999, Mr. Solvik serviced as Vice President and Chief Information Officer of Cisco and from January 1993 to 1995, Mr. Solvik served as Chief Information Officer. Mr. Solvik also serves on the board of directors of Internet Capital Group, Inc., Cohera and Asera.

   Michael Stout has been a director of Context since January 2000. Mr. Stout has served as Vice President and Corporate Technology and Information Officer of GE Capital since October 1998. From 1995 to September 1998, Mr. Stout was Senior Vice President and Corporate Information Officer of Global Consumer Finance at GE Capital. From 1989 to 1991, Mr. Stout served as General Manager of Application Development at Galileo Europe a developer of a travel reservation system in Europe, and from 1991 to 1995 he served as its Vice President of Product Development.

   Charles McCann has served as Strategic Services Director of Context since September 1999. He is currently responsible for all strategic technology, methodology, client satisfaction, quality and training initiatives at Context, including our methodology and knowledge management systems, ContextWISE and IAN. From January 1997 through August 1999, Mr. McCann served as Director of Strategic Services of Sybase, Inc. From July 1996 through January 1997, Mr. McCann served as Architecture Practice Director of Sybase. Mr. McCann served as a Lead Architect at Sybase from 1994 to July 1996. From 1983 to 1994, Mr. McCann held a variety of technology consulting and management positions with Digital Equipment Corporation, a computer hardware manufacturer. From 1980 to 1983, Mr. McCann held a number of technology engineering positions with General Electric, and from 1978 to 1980, Mr. McCann was an educator with Digital Equipment Corporation.

   Sean Banchik has been Managing Director, Los Angeles of Context since April 1999. From April 1998 to April 1999, Mr. Banchik was the managing principal of World Class Business Solutions, Inc., an IT strategy and management consulting firm. From December 1995 to April 1998, Mr. Banchik was Director of Operations at Cambridge Technology Group. From June 1988 to December 1995, Mr. Banchik held various operations, methodology development, and client management positions at Cambridge Technology Partners.

   Larry Chandler has been Managing Director, Dallas of Context since June, 1999. From November 1998 to June 1999, Mr. Chandler was Dallas Regional Manager for product and professional services at Sybase, Inc. From January 1996 to November 1998, Mr. Chandler held a various management positions at Sybase, where he was responsible for delivery and staff management of professional services. Prior to Sybase, Mr. Chandler held various management positions at IMI Systems, Inc., a provider of IT consulting services, and CAP Gemini America, a provider of IT and management consulting services.

   Mark Grimes has been Managing Director, Houston of Context since June 1999. From September 1997 to June 1999, Mr. Grimes was Director Business Development at MCI Systemhouse, the e-business solutions group for Electronic Data Systems, Inc., a provider of technology, business process management, management consulting and electronic business services. From February 1996 through August 1997, Mr. Grimes held various operations management positions at Oracle Corporation where he specialized in design and deployment of data marts and data warehouses. From February 1992 to February 1996, Mr. Grimes served as Regional Director for Descartes-Roadshow, a provider of logistics and supply chain automation applications and services.

   Michael Hunziker has been Managing Director, Boston of Context since July 1998. From January 1998 to June 1998, Mr. Hunziker held the position of Director, Security Services at Cambridge Technology Partners. From January 1997 to January 1998, Mr. Hunziker served as Director of Network Services, West Coast of Cambridge Technology Partners. From May 1994 to January 1997, Mr. Hunziker held the position of Project Manager in the Network Services Group of Cambridge Technology Partners. Prior to May 1994, Mr. Hunziker held various positions at I-Net.

   Mark Marusin has been Managing Director, Denver of Context since January 1999. From June 1996 to December 1999, Mr. Marusin was the Rocky Mountain Professional Services Practice Director at Sybase, Inc.

From October 1992 to May 1996, Mr. Marusin held various management and technical positions at Sybase, Inc. Prior to October 1992, Mr. Marusin worked at Martin Marietta, Inc., an airframe supplier to U.S. military and commercial customers which merged with and into Lockheed corporation in March 1995.

   Edward Post III has been Managing Director, New Jersey of Context since April 1999. From May 1991 to March 1999, Mr. Post held a number of management positions at James Martin, most recently as Managing Director responsible for the Financial Services practice in North America. From November 1982 to April 1991, Mr. Post held various positions within KPMG's Information Technology consulting organization. Prior to November 1982, Mr. Post held various positions at Pagenet.

   Bruce Strong has been Managing Director, San Francisco of Context since April 1999. Mr. Strong is one of the founders of Context. From November 1997 through April 1999, Mr. Strong served as Vice President of Strategic Services, where he developed the ContextWISE methodology and its knowledge management system IAN. From January 1995 to November 1997, Mr. Strong served as Director of Applications Services of Context. From September 1992 through January 1995, Mr. Strong served in various positions at Context. Before co-founding Context in September 1992, Mr. Strong was a systems programmer for Stanford University.

   Justin Woddis has been Managing Director, New York of Context since November 1999. From May 1999 to November 1999, Mr. Woddis served as Financial Services Practice Manager of Context. From February 1998 to April 1999, Mr. Woddis served as a senior manager within Financial Services Marketing for Sybase, Inc. From July 1992 to February 1998, Mr. Woddis held a number of management positions at Sybase including practice manager in the Professional Services Division and Consulting Manager for the New York office. Prior to July 1992, he was a manager at Andersen Consulting's capital markets practice in London.

Board Composition

   Our board of directors is comprised of eight individuals and we currently have one vacancy. Each director is currently elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified.

Board Committees

   Our board of directors currently has two standing committees, an audit committee and a compensation committee.

   Audit Committee. The board established an audit committee in October 1997, which currently consists of Robert Davoli, Ronald Nordin and Michael Stout. The audit committee has the following responsibilities:

  . make such examinations as are necessary to monitor our corporate financial reporting and the internal and external audits, including continuing auditor independence

  . provide to the board the results of its examinations and recommendations derived from such examinations

  . outline to the board improvements made, or to be made, in internal accounting controls

  .  nominate, monitor, and, if necessary, replace our independent auditors

  . provide such additional information and materials as it may deem necessary to make the board aware of significant financial matters that require board attention

   Compensation Committee. The board established a compensation committee in October 1997, which currently consists of Peter Solvik and Robert Davoli. The compensation committee has the following responsibilities:

  .  review our executive compensation policy

  .  administer our stock purchase and stock option plans

  .  make recommendations to the board regarding such matters

Director Compensation

   Our directors currently do not receive any cash compensation for their services as members of the board of directors or any committees, but directors are reimbursed for reasonable expenses incurred in connection with attendance of board or committee meetings. Some of our non-employee directors have received grants of options to purchase shares of our common stock. See "Certain Transactions--Stock Option Grants to Non-employee Directors." Our 1997 Stock Plan permits us to make grants to non-employee directors.

Compensation Committee Interlocks and Insider Participation

   Prior to this offering, all compensation decisions were made by the board of directors. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

   The following table sets forth information concerning total compensation received by our chief executive officer and each of our most highly compensated executive officers in 1999 whose salary and bonus was more than $100,000.

                          Summary Compensation Table

                                               Long-Term
                                  Annual      Compensation
                               Compensation      Awards
                             ---------------- ------------
                                               Securities
                                               Underlying   All other
 Name and Principal Position  Salary   Bonus    Options    Compensation
 --------------------------- -------- ------- ------------ ------------
Stephen Sharp............... $200,000 $58,338   490,528       $4,306(/2/)(/3/)
  President, Chief Executive
   Officer and Director
Keith Vaughan(/1/)..........   10,641      --   180,000           --
  Vice President, Western
   Operations
David Weber.................  138,333  25,210    45,000        3,629(/2/)(/4/)
  Vice President, Chief
   Financial Officer and
   Secretary
Terri Yanni.................  126,923  45,833   180,000        2,500(/2/)
  Vice President, Eastern
   Operations

--------
(1) Mr. Vaughan joined Context Integration in December 1999.
(2) Includes our $2,500 matching contribution to the individual's 401(k) plan.
(3) Includes payout of $1,806 for unused sick time in connection with our discontinued sick leave policy.
(4) Includes payout of $1,129 for unused sick time in connection with our discontinued sick leave policy.

                            Options Granted in 1999

   The following table sets forth information concerning stock options granted in 1999 to the executive officers included in the summary compensation table.

                                       Individual Grants
                         ---------------------------------------------
                                                                        Potential Realized Value at
                         Number of   Percent of                           Assumed Annual Rates of
                         Securities Total Options                      Stock Price Appreciation for
                         Underlying  Granted to   Exercise                     Options Term
                          Options   Employees in  Price Per Expiration -----------------------------
          Name            Granted    Fiscal Year    Share      Date         5%             10%
          ----           ---------- ------------- --------- ---------- ------------- ---------------
Stephen Sharp...........  490,528       16.8%       $1.25    11/16/09       $385,613 $       977,219
Keith Vaughan...........  180,000        6.1         4.50    12/13/09        509,405       1,290,931
David Weber.............   45,000        1.5          .50     5/26/09         14,150          35,859
Terri Yanni.............  180,000        6.1          .50     4/19/09         56,601         143,437

   The options in this table are nonstatutory stock options granted under our 1997 Stock Plan and have exercise prices equal to the fair market value of our common stock on the date of grant. These options have ten-year terms and vest over a period of four years as follows:

  . 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date

  .   1/48th of the shares subject to the option vest each month after the first anniversary date of the vesting commencement date

   The figures representing percentages of total options granted to employees in the last fiscal year are based on an aggregate of 2,925,866 options granted by us during the fiscal year ended December 31, 1999 to our employees and consultants, including the executive officers named in the summary compensation table.

   Under rules promulgated by the SEC, the amounts in the last two columns represent the hypothetical gain or option spread that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year terms at assumed annual rates of 5% and 10%. The 5% and 10% assumed annual rates of appreciation are specified in the SEC rules and do not represent our estimate or projection of future stock price growth. We do not necessarily agree that this method can properly determine the value of an option. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

          1999 Aggregated Option Exercises and Year-End Option Values

   The following table sets forth information, as to the executive officers included in the summary compensation table, regarding options exercised during 1999 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for in-the-money options that represent the positive spread between the exercise prices of these options and the fair market value of our common stock as determined by our board of directors as of December 31, 1999, which was $5.00.

                                                         Number of Securities Underlying       Value of Unexercised
                                                             Unexercised Options at           In-the-Money Options at
                         Number of Shares                       December 31, 1999                December 31, 1999
                          Acquired upon                  ---------------------------------   -------------------------
          Name               Exercise     Value Realized  Exercisable      Unexercisable     Exercisable Unexercisable
          ----           ---------------- -------------- --------------   ----------------   ----------- -------------
Stephen Sharp...........          --              --              546,250          1,324,278 $2,550,987   $5,733,093
Keith Vaughan...........          --              --                   --            180,000         --      810,000
David Weber.............      25,000         $18,750               22,812            132,188    102,654      594,846
Terri Yanni.............          --              --                   --            180,000         --      810,000

Stock Plans

   1993 Stock Option Plan

   Our 1993 Stock Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended, or the Code, and nonstatutory stock options. As of January 31, 2000, there were options to purchase 349,903 shares of our common stock outstanding under the 1993 Stock Option Plan. In connection with the adoption of our 1997 Stock Plan, we stopped granting options under the 1993 Stock Option plan.

   1997 Stock Plan

   Our 1997 Stock Plan, or 1997 Plan, provides for the grant of incentive stock options to employees and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. As of January 31, 2000, a total of 4,033,767 shares of common stock were reserved for issuance under the 1997 Plan.

   Our board of directors or an administrator appointed by our board may administer our 1997 Plan. The plan administrator has the power to determine the terms and conditions of the options granted, including:

  .  the exercise price

  .  the number of shares of common stock subject to each option

  .  the exercisability thereof

  .  the form of consideration payable upon such exercise

   In addition, the plan administrator has the authority to amend, suspend or terminate our plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under our plan.

   Options granted under our 1997 Plan are not generally transferable by the optionee. Each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under our 1997 Plan must generally be exercised within three months of the end of optionee's status as an employee, consultant or director of Context, or within twelve months after such optionee's termination by death or disability. However, an option may never be exercised later than the expiration of its term.

   The exercise price of all incentive stock options granted under the 1997 Plan is determined by the administrator, but must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of nonstatutory stock options granted under the 1997 Plan is determined by the administrator, but must be equal to at least 85% of the fair market value on the grant date. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The term of all other options granted under the 1997 Plan may not exceed ten years. However, the term of incentive stock options granted to any participant who owns stock with more than 10% of the voting power of all classes of our outstanding capital stock cannot exceed five years.

   Our 1997 Plan provides that in the event of a merger of Context with or into another corporation, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the options shall accelerate and become fully exercisable immediately prior to, and shall terminate as of, the date of the merger.

   Underline, Inc. 1999 Stock Option Plan

   In connection with our acquisition of Underline, Inc. in January 2000, we assumed all of the stock options outstanding under Underline's 1999 Stock Option Plan. These stock options are exercisable for shares of our common stock and as of January 31, 2000, there were options to purchase 223,874 shares of our common stock outstanding under the plan. No additional options will be granted under this plan.

Change in Control Arrangements

   Our offer letter to Stephen Sharp dated May 1998 and Mr. Sharp's stock option agreement dated December 1999 provide that if we merge with another corporation and our voting securities outstanding immediately prior to the merger represent less than 50% of the total voting power of the surviving entity immediately after the merger, then the unvested portion of Mr. Sharp's stock options will immediately vest.

Limitations of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation will eliminate the personal liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as a director, except for any of the following:

  . any breach of the director's duty of loyalty to Context or to its stockholders

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

  . unlawful payments of dividends or unlawful stock repurchases or redemptions

  . any transaction from which a director derives an improper personal benefit

   In addition, as permitted by Delaware law, our amended and restated bylaws will provide for the following:

  . we must indemnify our directors and executive officers to the fullest extent permitted by Delaware law

  . we may indemnify our other officers, employees and agents to the fullest extent permitted by Delaware law

  . we must advance all expenses, as incurred, to our directors and executive officers in connection with a legal proceeding related to the above, subject to limited exceptions

   We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party.

   We also intend to enter into separate indemnification agreements with each of our directors and executive officers prior to the offering. These agreements will provide for the following:

  . we must indemnify the director or officer against expenses (including attorney's fees), judgments, fines, penalties and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a director or officer of Context (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest)

  . we must advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us

   We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Following the completion of this offering, we also plan to maintain directors' and officers' liability insurance.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

   We are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be sought, required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                             CERTAIN TRANSACTIONS

Preferred Stock Financings

   In March 1997, we issued and sold an aggregate of 2,596,957 shares of our Series A Preferred Stock (which are convertible into 3,895,435 shares of our common stock) at a price of $1.92533 per share. In July 1998, we issued and sold an aggregate of 2,941,176 shares of our Series B Preferred Stock (which are convertible into 4,411,764 shares of our common stock) at a price of $3.40 per share. In December 1999, we issued and sold an aggregate of 1,611,668 shares of our Series C Preferred Stock (which are convertible into 2,417,502 shares of our common stock) at a price of $7.4457 per share. The following table summarizes the shares of capital stock purchased by executive officers, directors and five-percent stockholders and their affiliates in these transactions:

                                                   Series A  Series B  Series C
                                                   Preferred Preferred Preferred
      Investor                                       Stock     Stock     Stock
      --------                                     --------- --------- ---------
Internet Capital Group, Inc. ..................... 1,376,387   760,553  235,794
Entities affiliated with Sigma Partners...........   908,935   502,242  155,712
Entities affiliated with Atlas Venture............        -- 1,441,764  159,087
GE Capital Equity Investments, Inc................        --        --  805,834
Peter Solvik......................................    25,969    17,647    4,813
Entities affiliated with Regan Coleman............        --    57,647  160,839
Teck Chye Lau.....................................        --        --    8,054
David Smith.......................................        --        --   13,423
Stephen Sharp.....................................        --        --   13,423
David Weber.......................................        --        --    5,368

   Christopher Greendale, a director of Context, is a managing director of Internet Capital Group, Inc. Robert Davoli, a director of Context, is a general partner of Sigma Partners. Ronald Nordin, a director of Context, is a Senior Principal at Atlas Venture. Michael Stout, a director of Context, is Vice President and Corporate Technology and Information Officer for GE Capital.

Loans to 5% Stockholder

   From March 1998 through December 1998, we made three general loans to David Smith. As of January 31, 2000, the total amount outstanding on these loans was $128,000. The loans are evidenced by promissory notes that bear annual simple interest at rates ranging from 4.52% to 5.69%, are secured by shares of our common stock owned by Mr. Smith and are due on dates ranging from March 2003 to December 2003. The most recent loan for $60,000 was made in December 1998, in accordance with a settlement agreement and mutual release between us and Mr. Smith in connection with Mr. Smith's resignation from Context. In addition to the loan, Mr. Smith also received a $27,000 settlement payment from us.

Stock Option Grants to Non-Employee Directors

   In April 1997, we granted to Peter Solvik an option to purchase 37,500 shares of our common stock at a purchase price of $0.33 per share. The option vests over a four-year period. In September 1998, we granted to Christopher Greendale an option to purchase 49,500 shares of our common stock at a purchase price of $0.50 per share. The option was issued in connection with a consulting agreement that we entered into with Mr. Greendale under which he provides business strategy advice to us. The option vests monthly at the rate of 1/24th per month, provided that Mr. Greendale is then providing business strategy advice to us. Mr. Greendale was appointed a director of Context in February 2000 and is a Managing Director of Internet Capital Group, Inc.

Certain Business Relationships

   One of our clients, GoCargo.com, is a portfolio company of Atlas Venture, an investor in Context. Ron Nordin, a member of our board of directors, is also a Senior Principal at Atlas Venture. Axel Bichara of Atlas Venture is a member of the board of directors of GoCargo.com. In 1999 we recorded revenue of approximately $775,000 from projects for GoCargo.com. We are currently discussing possibilities of additional projects with GoCargo.com.

   During 1999 and the first quarter of 2000, we also performed services for Open Ratings, Inc., an Atlas Venture portfolio company, for which we had recorded approximately $769,000 in revenue as of January 31, 2000. We continue to perform services for Open Rating Inc. and are currently performing services for an estimated $350,000. Axel Bichara of Atlas Venture is a member of the board of directors of Open Ratings, Inc.

   We currently perform services for Logistics.com, an Internet Capital Group portfolio company, and have recorded approximately $13,000 in revenue from such services as of January 31, 2000. We are currently negotiating the terms of potential future projects. Chris Greendale is a Managing Director of Internet Capital Group and also serves as a member of our board of directors.

   We are now currently performing services for EmployeeLife.com, an Internet Capital Group portfolio company. However, as of January 31, 2000 we have not recorded any revenue from services rendered to EmployeeLife.co, an Internet Capital Group portfolio company.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information concerning the beneficial ownership of our common stock as of January 31, 2000, and as adjusted to reflect the sale of the shares of common stock to be sold in this offering, by the following persons and entities:

  . each person or entity who owns beneficially 5% or more of our outstanding common stock

  .  each of the members of our board of directors

  . each of our executive officers included in the summary compensation table

  .  all members of our board of directors and executive officers as a group

   Under rules promulgated by the SEC, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes (1) any shares as to which the individual or entity has voting power or investment power and (2) any shares which the individual or entity has the right to acquire within 60 days of January 31, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

                                                 Percent Beneficially Owned(2)
                                    Shares       ------------------------------
 Name of Beneficial Owner(1)  Beneficially Owned Before Offering After Offering
 ---------------------------  ------------------ --------------- --------------
Internet Capital Group,            3,559,101          15.9%             %
 Inc. .......................
 800 The Safeguard Building
 435 Devon Park Drive
 Wayne, PA 19087
David Smith..................      2,660,134          11.9
Regan Coleman(/3/)...........      2,433,804          10.9
Entities affiliated with           2,401,275          10.7
 Atlas Venture(/4/)..........
 222 Berkeley Street, Suite
 1950
 Boston, MA 02116
Entities affiliated with           2,350,333          10.5
 Sigma Partners(/5/).........
 2884 Sand Hill Road, Suite
 121
 Menlo Park, CA 94025
Bruce Strong.................      1,560,000           7.0
GE Capital Equity                  1,208,751           5.4
 Investments, Inc............
 120 Long Ridge Road
 Stamford, CT 06927
Christopher Greendale(/6/)...      3,596,226          16.1
Ronald Nordin(/7/)...........      2,401,275          10.7
Robert Davoli(/8/)...........      2,350,333          10.5
Teck Chye Lau................      2,112,081           9.4
Michael Stout(/9/)...........      1,208,751           5.4
Stephen Sharp(/10/)..........        652,634           2.9
Peter Solvik(/11/)...........         99,986             *
David Weber(/12/)............         64,302             *
Keith Vaughan................             --            --
Terri Yanni..................             --            --
All executive officers and
 directors as a group
 (10 persons)(/13/)..........     12,485,588          55.8

--------
*   Less than 1% beneficially owned.

 (1) Except as otherwise noted, the address of each person listed on the table is c/o Context Integration, Inc., One Van de Graaff Place, Suite 104, Burlington, MA 01803.
 (2) Number and percentage of shares beneficially owned is based on 22,393,178 shares outstanding as of January 31, 2000 and assumes no exercise of the underwriters' overallotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of January 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of such person or entity holding such securities but are not outstanding for the purpose of computing the percentage of any other person or entity. Except as indicated by footnotes to the table, and subject to the applicable community property laws, based on information provided by the persons shown in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (3) Includes an aggregate of 327,728 shares held by two partnerships of which Mr. Coleman is the General Partner. Mr. Coleman disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Also includes 6,075 shares held by Mr. Coleman's spouse, as to which Mr. Coleman disclaims beneficial ownership.
 (4) Includes 2,350,177 shares held by Atlas Venture Fund III, L.P. and 51,099 shares held by Atlas Venture Entrepreneurs' Fund III, L.P.
 (5) Includes 1,660,180 shares held by Sigma Partners III, L.P., 644,431 shares held by Sigma Associates III, L.P. and 45,721 shares held by Sigma Investors III, L.P.
 (6) Includes 3,559,101 shares held by Internet Capital Group, Inc. Mr. Greendale is a managing director of Internet Capital Group and disclaims beneficial ownership of all shares except to the extent of his pecuniary interest therein. Also includes 37,125 shares subject to options exercisable within 60 days of January 31, 2000.
 (7) Includes 2,350,177 shares held by Atlas Venture Fund III, L.P. and 51,099 shares held by Atlas Venture Entrepreneurs' Fund III, L.P. Mr. Nordin is a Senior Principal of Atlas Venture and disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in the partnerships.
 (8) Includes 1,660,180 shares held by Sigma Partners III, L.P., 644,431 shares held by Sigma Associates III, L.P. and 45,721 shares held by Sigma Investors III, L.P. Mr. Davoli is a general partner of Sigma Partners and disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in the partnerships.
 (9) Includes 1,208,751 shares held by GE Capital Equity Investments, Inc. Mr. Stout is Corporate Technology and Information Officer of GE Capital. Mr. Stout disclaims beneficial ownership of such shares.
(10) Includes 632,500 shares subject to options exercisable within 60 days of January 31, 2000.
(11) Includes 27,343 shares subject to options exercisable within 60 days of January 31, 2000.
(12) Includes 31,250 shares subject to options exercisable within 60 days of January 31, 2000.
(13) Includes an aggregate of 728,218 shares subject to options exercisable within 60 days of January 31, 2000.

                         DESCRIPTION OF CAPITAL STOCK

   Following the closing of the sale of the shares offered hereby, and the filing of our amended and restated certificate of incorporation, our
authorized capital stock will consist of     shares of common stock, $0.001
par value, and     shares of preferred stock, $0.001 par value.

Common Stock

   As of January 31, 2000, there were 22,393,178 shares of common stock outstanding that were held of record by approximately 108 stockholders after giving effect to the conversion of our preferred stock into common stock at a
3 for 2 ratio. There will be     shares of common stock outstanding (assuming
no exercise of the underwriters' over-allotment option) after giving effect to the sale of the shares of common stock offered hereby.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Context, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

   Upon the closing of this offering, each outstanding share of preferred stock will be converted into one and one-half shares of common stock. See note 8 to financial statements for a description of this preferred stock.

   Effective upon the closing of this offering, Context will be authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock, and to fix the number of shares constituting any series and the designation of a series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Context without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights of Stockholders

   The holders of 19,886,701 shares of common stock or their transferees are entitled to rights to register these shares, called "registrable securities," under the Securities Act. These rights are provided under the terms of an agreement between Context and the holders of registrable securities. Subject to limitations in this agreement, the holders of the registrable securities may require, on three occasions at any time after six months from the effective date of this offering, that Context use its best efforts to register the registrable securities for public resale, provided that the proposed aggregate proceeds equal at least $3,000,000. If we register any of our common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of these registrations must be borne by Context and all selling expenses (including underwriting fees, discounts, selling commissions and stock transfer taxes) relating to registrable securities must be borne by the holders of the securities being registered, subject to certain exceptions.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

   The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another person or entity from acquiring control of our company.

   Delaware Law

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations from engaging, under limited circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an "interested stockholder" unless:

  . the transaction is approved by the board prior to the date the "interested stockholder" attained that status

  . upon the closing of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or

  . on or subsequent to the date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder"

   A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. However, we have not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

   Charter and Bylaw Provisions

   Our amended and restated bylaws that will be effective after the offering will provide that any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before the meeting, including having provided required notice. Our stockholders may not take any action by written consent instead of by a meeting. Our amended and restated certificate of incorporation will provide that our board of directors may issue preferred stock with voting or other rights without stockholder action. Our bylaws provide that special meetings of the stockholders may only be called by our board, the chairman of our board, our chief executive officer or our president.

   Our bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

Indemnification of Directors and Executive Officers and Limitation of
Liability

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We intend to enter into separate indemnification agreements with our directors and executive officers that provide them with indemnification protection in the event the certificate of incorporation is subsequently amended.

   Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the management.

Nasdaq National Market Listing

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the trading symbol "CTXT."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is    .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock could negatively affect the market price of our common stock . Furthermore, since a limited number of shares will be available for sale after this offering because of contractual and legal restrictions on the resale of our outstanding shares as described below, sales of substantial amounts of our common stock after these restrictions lapse could have a negative effect on the market price.

   After this offering, we will have     outstanding shares of common stock,
assuming no exercise of options after    , 2000. Of these shares, all of the
    shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are
purchased by our affiliates. The remaining    shares of common stock held by
existing shareholders are restricted securities. Restricted securities may be sold in the public market only if (1) they are registered or (2) they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

   As a result of the contractual and legal restrictions described below, the shares of common stock that constitute restricted securities will be available for sale in the public market as follows:

  .     shares on the date of this prospectus

  .     shares 90 days after the date of this prospectus

  .     shares 180 days after the date of this prospectus

Lock-Up Agreements

   All of our executive officers and directors and some of our stockholders,
who in the aggregate own approximately     shares of our common stock, have
agreed not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, for a period of 180 days after the date of this prospectus, subject to limited exceptions. However, Morgan Stanley & Co. Incorporated may in its sole discretion, at any time without notice, release all or any portion of the shares subject to these restrictions.

Rule 144

   Shares held for less than two years. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that is not more than the greater of:

  .  1% of the number of shares of common stock then outstanding, which will
     equal approximately     shares immediately after this offering or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed

   In order for stockholders to sell their shares under Rule 144, (1) they must also comply with manner of sale provisions and notice requirements and
(2) there must be current public information available about us.

   Shares held for more than two years. Under Rule 144(k), a person may sell their shares without complying with the provisions of Rule 144 if they meet the following two requirements:

  .  they have beneficially owned the shares for at least two years and

  . they have not been an affiliate of Context at any time during the 90 days before a sale

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

   Upon completion of this offering, the holders of 19,886,701 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock-- Registration Rights" for a more detailed description of these registration rights. After such a registration, these shares become freely tradable without restriction under the Securities Act.

Stock Options

   Immediate after this offering we intend to file registration statements under the Securities Act covering shares of common stock subject to outstanding options or reserved for issuance under our stock plans. See "Management--Stock Plans" for a more detailed description of our stock plans. Each year as the number of shares reserved for issuance under our 1997 Stock Plan increases, we will file amendments to the registration statements in order to register the additional shares. When the lock-up agreements described above expire, the shares that can be issued upon the exercise of vested options will become freely tradable. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire. Upon expiration of
these lock-up agreements, at least     shares of common stock will be subject
to vested options (based on options outstanding as of    , 2000).

                  CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR
                       NON-U.S. HOLDERS OF COMMON STOCK

   The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is:

  .  an individual who is a nonresident alien of the U.S.

  . a corporation or other entity taxed as a corporation organized or created under non-U.S. law

  .  an estate that is not taxable in the U.S. on its worldwide income, or

  . a trust that is either not subject to primary supervision over its administration by a U.S. Court or not subject to the control of a U.S. person with respect to substantial trust decisions.

   If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

   If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal income tax as if they were United States citizens.

   EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

   This discussion is based on the Internal Revenue Code of 1986, as amended, or code, and administrative interpretations of the code as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion assumes that non-U.S. holders hold their stock as capital assets. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

   Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. Under current U.S. Treasury regulations, dividends paid before January 1, 2001, to an address outside the United States are presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary, for purposes of withholding and of determining the applicability of a tax treaty rate. However, U.S. Treasury regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to certain transition rules.

   For dividends paid after December 31, 2000, unless non-U.S. holders comply with certain IRS certification or documentary evidence procedures, they generally will be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at the 30% or reduced tax treaty rate. The certification requirement may be fulfilled by providing Internal Revenue Service Form W-8BEN or W-8ECI. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your possible investment in common stock.

   The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form 4224 or, after December 31, 2000, a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. If the non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and the holder's country of residence, any effectively connected income will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the U.S. maintained by the holder. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

   You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

  . the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder

  . in the case of certain non-U.S. holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition

  . the non-U.S. holder is subject to tax under the provisions of the code regarding the taxation of U.S. expatriates or

  . we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or during the non-U.S. holder's holding period, whichever period is shorter.

   The tax relating to stock in a U.S. real property holding corporation does not apply to a non-U.S. holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We may be, or may prior to a non-U.S. holder's disposition of common stock become, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

   We must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Dividends paid on or before December 31, 2000 at an address outside the United States are not subject to backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, a non-U.S. holder will be required to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date at an address inside the United States.

   U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker.

   However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is

  .  a U.S. person

  . a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.

  .  a controlled foreign corporation as defined in the code

  . a foreign partnership with certain U.S. connections (for payments made after December 31, 2000)

Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

   A non-U.S. holder will be required to certify its non-U.S. status in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker.

   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

Federal Estate Tax

   An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and FleetBoston Robertson Stephens Inc., are acting as representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, severally, the respective number of shares of our common stock indicated opposite the names of the underwriters below:

                                                                       Number of
         Name                                                           Shares
         ----                                                          ---------
   Morgan Stanley & Co. Incorporated..................................
   Deutsche Bank Securities Inc.......................................
   FleetBoston Robertson Stephens Inc.................................
                                                                          ---
     Total............................................................
                                                                          ===

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by us in this offering, other than those covered by the over-allotment option described below, if any such shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents
a concession not in excess of $    a share under the public offering price.
Any underwriter may allow, and such dealers may reallow, a concession not in
excess of $   a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of     additional
shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would
be $   , the total underwriters' discounts and commissions would be $    and
total proceeds to us would be $   .

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "CTXT."

   We, our directors and executive officers and substantially all of our other
stockholders, who in the aggregate own approximately    shares of our common
stock, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. However, Morgan Stanley & Co. Incorporated may in its sole discretion, at any time without notice, release all or any portion of the shares subject to these restrictions.

   The restrictions described in the previous paragraph do not apply to:

  .  the sale of shares to the underwriters

  . the issuance by us of shares of common stock upon the exercise of an option or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing

  . transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares

   Context has also entered into agreements with holders of approximately 98% of its outstanding common stock and preferred stock under which the stockholders will be restricted from selling during the period ending 180 days after the date of this prospectus.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   At our request, the underwriters have reserved for sale, at the initial
offering price, up to       shares offered by us in this offering for
directors, officers, employees, business associates, and related persons of Context. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by our negotiations with the representatives. Among the factors to be considered in determining the initial public offering price will be:

  .  our future prospects and our industry in general

  . our sales, earnings and certain other financial operating information in recent periods and

  . the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours

   The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered in this offering will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters in connection with this offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

   The financial statements of Context Integration, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of this firm as experts in accounting and auditing.

   The financial statements of Underline, Inc. as of and for the year ended December 31, 1999 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of this firm as experts in accounting and auditing.

                              CHANGE IN AUDITORS

   Effective November 16, 1999, KPMG LLP was engaged as our independent auditors and replaced PricewaterhouseCoopers LLP, who were dismissed as our independent auditors on November 15, 1999. The decision to change independent auditors was approved by our board of directors. During their engagement, PricewaterhouseCoopers LLP issued no audit report which was qualified or modified as to uncertainty, audit scope or accounting principles, no adverse opinions or disclaimers of opinion on any of our financial statements, and there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. PricewaterhouseCoopers LLP has not audited or reported on any of the financial statements or information included in this prospectus. Prior to November 1999, we had not consulted with KPMG LLP on items which involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. Although this prospectus is part of the registration statement, it does not contain all of the information set forth in the registration statement and the related exhibits and schedules thereto. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, and the related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC in the following locations:

  .  Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549

  .  Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
     60661

  .  Seven World Trade Center, 13th Floor, New York, New York 10048

   Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The public may obtain information on the operations of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The web site is located at www.sec.gov.

                           CONTEXT INTEGRATION, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Financial Statements of Context Integration, Inc.
Independent Auditors' Report.............................................   F-2
Balance Sheets as of December 31, 1998 and 1999..........................   F-3
Statements of Operations for the years ended December 31, 1997, 1998 and
 1999....................................................................   F-4
Statements of Stockholders' Equity for the years ended December 31, 1997,
 1998 and 1999...........................................................   F-5
Statements of Cash Flows for the years ended December 31, 1997, 1998 and
 1999....................................................................   F-6
Notes to Financial Statements............................................   F-7

Financial Statements of Underline, Inc.
Independent Auditors' Report.............................................  F-18
Balance Sheet as of December 31, 1999....................................  F-19
Statement of Operations for the year ended December 31, 1999.............  F-20
Statement of Stockholders' Deficit for the year ended December 31, 1999..  F-21
Statement of Cash Flows for the year ended December 31, 1999.............  F-22
Notes to Financial Statements............................................  F-23

Unaudited Pro Forma Consolidated Financial Statements for Context
 Integration, Inc.
Basis of Presentation....................................................  F-29
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1999...  F-30
Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1999.................................................  F-31
Notes to Unaudited Pro Forma Consolidated Financial Statement............  F-32

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Context Integration, Inc.:

We have audited the accompanying balance sheets of Context Integration, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Context Integration, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts
February 21, 2000

                           CONTEXT INTEGRATION, INC.

                                 BALANCE SHEETS
                     (in thousands, except per share data)

                                                               December 31,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
                           Assets
Current assets:
  Cash and cash equivalents................................. $ 4,170  $  8,697
  Accounts receivable, net of allowance for doubtful
   accounts of $223 and $669 in 1998, and 1999,
   respectively.............................................   4,466     8,490
  Unbilled revenues.........................................      88     1,110
  Prepaid expenses..........................................     371       948
                                                             -------  --------
    Total current assets....................................   9,095    19,245
                                                             -------  --------
Property and equipment, net.................................   1,530     2,213
Loans to employees..........................................     111       146
Deposits....................................................      77        86
                                                             -------  --------
    Total assets............................................ $10,813  $ 21,690
                                                             =======  ========
            Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable.......................................... $   561  $  1,318
  Accrued expenses..........................................   1,313     2,496
  Deferred revenue..........................................     541     3,684
                                                             -------  --------
    Total current liabilities...............................   2,415     7,498
                                                             -------  --------
Commitments and contingencies
Stockholders' equity:
  Series C preferred stock, $0.001 par value; 0 and 1,612
   shares authorized, issued and outstanding at December 31,
   1998, and 1999, respectively (liquidation preference of
   $12,000).................................................      --         2
  Series B preferred stock, $0.001 par value; 2,941 shares
   authorized, issued and outstanding at December 31, 1998
   and 1999 (liquidation preference of $10,000).............       3         3
  Series A preferred stock, $0.001 par value; 2,597 shares
   authorized, issued and outstanding at December 31, 1998
   and 1999 (liquidation preference of $5,000)..............       3         3
  Common stock, $0.001 par value; 25,000 and 31,000 shares
   authorized at December 31, 1998 and 1999, respectively;
   9,672 and 9,926 shares issued and outstanding at December
   31, 1998 and 1999, respectively .........................      10        10
  Additional paid-in capital................................  16,946    34,679
  Deferred compensation.....................................  (1,378)   (6,468)
  Subscription receivable...................................     (90)      (90)
  Accumulated deficit.......................................  (7,096)  (13,947)
                                                             -------  --------
    Total stockholders' equity..............................   8,398    14,192
                                                             -------  --------
    Total liabilities and stockholders' equity.............. $10,813  $ 21,690
                                                             =======  ========

See accompanying notes to financial statements.

                           CONTEXT INTEGRATION, INC.

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                   Years ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
Revenue.......................................... $ 15,608  $ 19,786  $ 27,077
                                                  --------  --------  --------
Operating expenses:
  Professional services..........................    9,220    12,688    15,258
  Sales and marketing............................    1,959     3,034     4,631
  General and administrative.....................    5,452     9,927    13,419
  Stock-based compensation.......................      386       181       587
  Amortization of goodwill.......................      644        --        --
                                                  --------  --------  --------
    Total operating expenses.....................   17,661    25,830    33,895
                                                  --------  --------  --------
Loss from operations.............................   (2,053)   (6,044)   (6,818)
Interest income (expense), net...................       63       (11)      (33)
                                                  --------  --------  --------
Loss before income taxes.........................   (1,990)   (6,055)   (6,851)
Income tax benefit...............................       94        --        --
                                                  --------  --------  --------
Net loss......................................... $ (1,896) $ (6,055) $ (6,851)
                                                  ========  ========  ========
Basic and diluted net loss per share............. $  (0.28) $  (0.65) $  (0.70)
                                                  ========  ========  ========
Basic and diluted weighted average common shares
 outstanding.....................................    6,795     9,245     9,767
                                                  ========  ========  ========
Unaudited pro forma basic and diluted net loss
 per share assuming conversion of preferred
 stock...........................................                     $  (0.38)
                                                                      ========
Unaudited pro forma weighted average number of
 basic and diluted shares outstanding assuming
 conversion of preferred stock...................                       18,134
                                                                      ========

See accompanying notes to financial statements.

                           CONTEXT INTEGRATION, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                                (in thousands)

                     Series C           Series B           Series A
                  Preferred Stock    Preferred Stock    Preferred Stock    Common Stock  Additional
                  -----------------  -----------------  -----------------  -------------  Paid-In     Deferred   Subscription
                  Shares    Amount   Shares    Amount   Shares    Amount   Shares Amount  Capital   Compensation  Receivable
                  --------  -------  --------  -------  --------  -------  ------ ------ ---------- ------------ ------------
Balance at
 December 31,
 1996............       --   $    --       --   $    --       --   $    -- 2,457   $ 3    $   505     $  (495)       $ --
 Issuance of
  series A
  preferred
  stock, net of
  issuance costs
  of $125........       --        --       --        --    2,597         3    --    --      4,872          --          --
 Deferred
  compensation...       --        --       --        --       --        --    --    --        171        (171)         --
 Amortization of
  deferred
  compensation...       --        --       --        --       --        --    --    --         --         386          --
 Exercise of
  stock options..       --        --       --        --       --        -- 5,882     6         25          --          --
 Net loss........       --        --       --        --       --        --    --    --         --          --          --
                  --------   ------- --------   ------- --------   ------- -----   ---    -------     -------        ----
Balance at
 December 31,
 1997............       --        --       --        --    2,597         3 8,339     9      5,573        (280)         --
 Issuance of
  series B
  preferred
  stock, net of
  issuance costs
  of $54.........       --        --    2,941         3       --        --    --    --      9,943          --          --
 Deferred
  compensation...       --        --       --        --       --        --    --    --      1,279      (1,279)         --
 Amortization of
  deferred
  compensation...       --        --       --        --       --        --    --    --         --         181          --
 Exercise of
  stock options..       --        --       --        --       --        -- 1,333     1        151          --          --
 Subscription
  receivable.....       --        --       --        --       --        --    --    --         --                     (90)
 Net loss........       --        --       --        --       --        --    --    --         --          --          --
                  --------   ------- --------   ------- --------   ------- -----   ---    -------     -------        ----
Balance at
 December 31,
 1998............       --        --    2,941         3    2,597         3 9,672    10     16,946      (1,378)        (90)
 Issuance of
  series C
  preferred
  stock, net of
  issuance costs
  of $35.........    1,612         2       --        --       --        --    --    --     11,963          --          --
 Deferred
  compensation...       --        --       --        --       --        --    --    --      5,575      (5,575)         --
 Amortization of
  deferred
  compensation...       --        --       --        --       --        --    --    --         --         485          --
 Stock-based
  compensation...       --        --       --        --       --        --    --    --        102          --          --
 Exercise of
  stock options..       --        --       --        --       --        --   254               93          --          --
 Net loss........       --        --       --        --       --        --    --    --         --          --          --
                  --------   ------- --------   ------- --------   ------- -----   ---    -------     -------        ----
Balance at
 December 31,
 1999............    1,612   $     2    2,941   $     3    2,597   $     3 9,926   $10    $34,679     $(6,468)       $(90)
                  ========   ======= ========   ======= ========   ======= =====   ===    =======     =======        ====
                                  Total
                  Accumulated Stockholders'
                    Deficit      Equity
                  ----------- -------------
Balance at
 December 31,
 1996............  $    857      $   870
 Issuance of
  series A
  preferred
  stock, net of
  issuance costs
  of $125........        --        4,875
 Deferred
  compensation...        --           --
 Amortization of
  deferred
  compensation...        --          386
 Exercise of
  stock options..        (2)          29
 Net loss........    (1,896)      (1,896)
                  ----------- -------------
Balance at
 December 31,
 1997............    (1,041)       4,264
 Issuance of
  series B
  preferred
  stock, net of
  issuance costs
  of $54.........        --        9,946
 Deferred
  compensation...        --           --
 Amortization of
  deferred
  compensation...        --          181
 Exercise of
  stock options..        --          152
 Subscription
  receivable.....        --          (90)
 Net loss........    (6,055)      (6,055)
                  ----------- -------------
Balance at
 December 31,
 1998............    (7,096)       8,398
 Issuance of
  series C
  preferred
  stock, net of
  issuance costs
  of $35.........        --       11,965
 Deferred
  compensation...        --           --
 Amortization of
  deferred
  compensation...        --          485
 Stock-based
  compensation...        --          102
 Exercise of
  stock options..        --           93
 Net loss........    (6,851)      (6,851)
                  ----------- -------------
Balance at
 December 31,
 1999............  $(13,947)     $14,192
                  =========== =============

See accompanying notes to financial statements

                           CONTEXT INTEGRATION, INC.

                            Statements of Cash Flows
                     (in thousands, except per share data)

                                                  Years ended December 31,
                                                 ----------------------------
                                                   1997      1998      1999
                                                 --------  --------  --------
Cash flows from operating activities:
Net loss........................................ $ (1,896)  $(6,055)  $(6,851)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation..................................      462       656       989
  Amortization of goodwill......................      644        --        --
  Stock-based compensation......................      386       181       587
  Changes in operating assets and liabilities:
    Increase accounts receivable................   (2,681)     (303)   (4,024)
    (Increase) decrease unbilled revenues.......     (302)      214    (1,022)
    Increase prepaid and other assets...........     (138)     (174)     (577)
    Increase (decrease) accounts payable........      597      (236)      757
    Increase accrued expenses...................      695       155     1,183
    Increase deferred revenue...................        4       529     3,143
    Decrease deferred tax.......................      (94)       --        --
                                                 --------  --------  --------
      Net cash used in operating activities.....   (2,323)   (5,033)   (5,815)
                                                 --------  --------  --------
Cash flows from investing activities:
  Purchases of property and equipment...........   (1,184)     (866)   (1,672)
  Acquistion, net of cash acquired..............     (644)       --        --
                                                 --------  --------  --------
      Net cash used in investing activities.....   (1,828)     (866)   (1,672)
                                                 --------  --------  --------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock,
   net..........................................    4,875     9,946    11,965
  Proceeds from exercise of stock options.......       29       152        93
  Subscription receivable.......................       --       (90)       --
  Loans to employees............................      (73)     (111)      (35)
  Payments on debt..............................     (210)       --        --
  Payments on credit line.......................     (500)       --        --
  (Increase) decrease in deposits...............      (24)       50        (9)
                                                 --------  --------  --------
      Net cash provided by financing
       activities...............................    4,097     9,947    12,014
                                                 --------  --------  --------
      Net increase (decrease) in cash and cash
       equivalents..............................      (54)    4,048     4,527
Cash and cash equivalents, at beginning of
 year...........................................      176       122     4,170
                                                 --------  --------  --------
Cash and cash equivalents, at end of year....... $    122  $  4,170  $  8,697
                                                 ========  ========  ========
Supplemental disclosure of cash flow
 information:
  Cash paid for interest........................ $     16  $     55  $    108
                                                 ========  ========  ========
  Cash paid for taxes........................... $     35  $      5  $     87
                                                 ========  ========  ========

See accompanying notes to financial statements.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)

(1) The Company

   Context Integration, Inc. (the "Company") is a leading Internet professional services firm, focused on the rapid delivery of innovative and robust web-based, business-to-business, or B2B, solutions. The Company offers integrated strategy, creative design, technology architecture, solutions construction and applications management services to large enterprise clients and select e-businesses.

   The Company specializes in building relationship commerce, digital marketplace and business intelligence solutions that are secure, reliable and scalable. Relationship commerce, a subset of customer relationship management, is focused on using the web as a channel for personalizing and managing relationships with customers, suppliers and distributors. A digital marketplace is the electronic equivalent of a traditional marketplace where buyers and sellers meet to transact business. Business intelligence solutions enable organizations to analyze large databases of customers' transactions and to summarize this information for sales and marketing purposes on the web. The Company's solutions typically support large numbers of transactions and users, and are integrated with the existing systems infrastructure of our clients and their customers and partners.

(2) Summary of Significant Accounting Policies

   (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   (b) Cash and Cash Equivalents

   The Company considers all highly liquid investment securities with an original maturity of three months or less to be cash equivalents.

   (c) Financial Instruments and Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable.

   The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. At December 31, 1998, amounts due from four customers represented $2,250, or 48% of gross accounts receivable. At December 31, 1999 an amount from one customer represented $1,500, or 16% of gross accounts receivable.

   The fair market values of cash and cash equivalents, and accounts receivable at December 31, 1998 and 1999 approximate their carrying amounts.

   (d) Property and Equipment

   Investments in property and equipment are recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets, which range from three to five years. Maintenance and repairs are charged to operations when incurred.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)

   (e) Deferred Offering Costs

   Deferred offering costs, amounting to $55, which are specific incremental costs directly attributable to the Company's planned initial public offering, have been capitalized at December 31, 1999 and will be recorded as a reduction of the proceeds of the offering. If the offering is unsuccessful, all deferred offering costs will be charged to operations.

   (f) Impairment of Long-Lived Assets

   The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

   (g) Revenue Recognition

   The Company derives its revenues from service contracts. Revenues pursuant to fixed-price contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues pursuant to time and materials contracts are recognized as services are provided. Revenues from applications management and support agreements are recognized ratably over the terms of the agreement.

   Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. Unbilled revenues on contracts are comprised of costs plus fees in excess of billings on such contracts. Advanced billings and billings in excess of costs plus fees are classified as deferred revenue until the period such services are provided.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), Revenue Recognition in Financial Statements. SAB No. 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Management believes the Company has complied with the provisions of SAB No. 101.

   (h) Professional Services

   Professional services costs consist of payroll and payroll-related costs and non-reimbursable travel expenses dedicated to client assignments.

   (i) Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense was approximately $18, $11 and $61, for the years ended December 31, 1997, 1998 and 1999, respectively, and are included in general and administrative expenses.

   (j) Income Taxes

   Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)

   (k) Stock-Based Compensation

   The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosure of SFAS No. 123.

   The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

   (l) Segment Reporting

   SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. The Company currently operates in only one segment and, as such, no additional disclosures are required.

   (m) Historical and Unaudited Pro Forma Basic and Diluted Net Loss Per Share

   SFAS No. 128, Earnings per Share, requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. As the Company has been in a net loss position for all periods presented, common stock equivalents of 5,182, 8,164 and 11,836 for the years ended December 31, 1997, 1998 and 1999, respectively, were excluded from the diluted net loss per share calculation as they would be antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately.

   Unaudited pro forma basic and diluted net loss per share assumes conversion of all outstanding shares of preferred stock into 10,725 shares of common stock upon the closing of a qualifying initial public offering. The weighted average number of such shares amounts to 8,367.

   Pursuant to SAB No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

   (n) Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. This standard, which the Company adopted in the first quarter of 1999, did not have any impact on its financial position or its results of operations.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)


   In April 1998, SOP No. 98-5, Reporting on the Costs of Start-Up Activities, was issued. Under SOP No. 98-5, the costs of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. This standard, which the Company adopted in the first quarter of 1999, did not have any impact on its financial condition or its results of operations.

(3) Property and Equipment

   Property and equipment consisted of the following at December 31:

                                                                   1998   1999
                                                                  ------ ------
   Computer equipment and software............................... $1,938 $3,282
   Leasehold improvements........................................    148    168
   Furniture and fixtures........................................    462    624
                                                                  ------ ------
                                                                   2,548  4,074
   Less: Accumulated depreciation and amortization...............  1,018  1,861
                                                                  ------ ------
                                                                  $1,530 $2,213
                                                                  ====== ======

   The Company wrote-off fully depreciated assets in the amount of $124 and $146, for the years ended December 31, 1998 and 1999, respectively.

(4) Accrued Expenses

   Accrued expenses consisted of the following at December 31:

                                                                   1998   1999
                                                                  ------ ------
   Accrued bonus................................................. $  188 $  805
   Accrued vacation..............................................    460    561
   Accrued commissions...........................................    284    281
   Other accrued expenses........................................    381    849
                                                                  ------ ------
                                                                  $1,313 $2,496
                                                                  ====== ======

(5) Debt

   (a) Line of Credit

   On October 27, 1999, the Company's line of credit was amended to increase the line to $6,000 (previously $4,000), maturing in October 2000, with interest accruing at prime plus 1.25% until a capital event, which occurred at the time of the Series C Preferred Stock financing in December 1999, at which time the interest rate was adjusted to prime plus .25%. On June 30, 1999 the Company had amended the line of credit changing the interest rate to prime plus .75% (previously .25%). At December 31, 1998 and 1999, the Company had no borrowings outstanding and the interest rates were 8.0% and 8.75%, respectively.

   The line is secured by substantially all business assets of the Company.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)


   (b) Equipment Facility

   On January 22, 1999, the Company amended and extended its equipment facility agreement to allow for equipment purchases against the facility until October 21, 1999. On that date the principal plus accrued interest of prime plus .50% was due and payable in 36 equal monthly installments, maturing on October 21, 2002. At December 31, 1998 and 1999, the Company had no borrowings outstanding with regards to the equipment facility. The Company paid off the facility completely in 1999 and it is no longer in effect.

   On April 13, 1998, the Company had amended and extended its equipment facility agreement, dated November 6, 1996, to provide for advances of up to $1,000 available through January 31, 1999. The equipment advance plus interest of prime plus .50% originally was to mature on January 13, 2002.

(6) Commitments and Contingencies

   The Company leases its facilities under various operating leases, which expire at various times over the next five years. Such leases include provisions that may require the Company to pay its proportionate share of operating costs, which exceed specific thresholds. The Company also leases various office equipment under operating leases, which expire at various times over the next five years. Rent expense for facilities and equipment leases for the years ended December 31, 1997, 1998 and 1999 were $723, $1,149 and $1,147, respectively.

   Minimum annual rental commitments are as follows at December 31, 1999:

             2000.............................. $1,319
             2001..............................    981
             2002..............................    801
             2003..............................    516
             2004..............................    351
                                                ------
                                                $3,968
                                                ======

(7) Income Taxes

   No provision for federal or state income taxes was recorded for 1998 or 1999, as the Company incurred net operating losses. The components of income tax benefit for the year ended December 31, 1997 were as follows:

                                                         Current Deferred Total
                                                         ------- -------- -----
   Federal..............................................  $ --     $(72)  $(72)
   State................................................    --      (22)   (22)
                                                          ----     ----   ----
                                                          $ --     $(94)  $(94)
                                                          ====     ====   ====

   The following is a reconciliation between the statutory federal income tax rate and the Company's effective rate for the three years ended December 31, 1999:

                                                       1997    1998    1999
                                                       -----   -----   -----
   Statutory federal income tax rate.................. (34.0)% (34.0)% (34.0)%
   State income taxes, net of federal income tax
    benefit...........................................  (0.7)     --      --
   Change in valuation allowance......................  29.0    33.5    33.2
   Permanent items and other..........................   0.7     0.5     0.8
                                                       -----   -----   -----
                                                        (5.0)%    --%     --%
                                                       =====   =====   =====

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)


   The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1999.

                                                                  1998    1999
                                                                 ------  ------
Deferred tax assets:
  Bad debts..................................................... $   97  $  291
  Stock options and other compensation..........................    522     850
  Depreciation and amortization.................................    229     204
  Operating loss and credit carryforwards.......................  3,285   5,325
                                                                 ------  ------
  Total gross deferred tax assets...............................  4,133   6,670
  Less: valuation allowance..................................... (3,146) (6,013)
                                                                 ------  ------
  Net deferred tax assets.......................................    987     657
Deferred tax liabilities:
  Cash to accrual adjustment....................................   (987)   (657)
                                                                 ------  ------
  Total gross deferred tax liabilities..........................   (987)   (657)
                                                                 ------  ------
  Net deferred tax liability.................................... $   --  $   --
                                                                 ======  ======

   No provision for federal or state income taxes has been recorded in 1998 or 1999 because the Company incurred a net operating loss for each of those years. The Company has recorded a valuation allowance against its deferred tax assets because management believes that, after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. No income tax benefit has been recorded for 1998 or 1999 because of the valuation allowance.

   The Company has previously reported its results of operations for federal and state income tax purposes using the cash basis of accounting. Effective with the year beginning January 1, 1998, the Company was required to change its method of accounting from cash to accrual for federal and state income tax reporting purposes. As a result of this change, the Company will be required to record additional taxable income of $756 each year for the next two years for federal and state income tax reporting.

   The Company had federal net operating loss carryovers of approximately $7,500 and $12,200 at December 31, 1998 and 1999, respectively, that may be used to offset future taxable income, if any, through 2019. Deferred tax assets and related valuation allowance of $273 related to the net operating loss carryforward results from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in-capital rather than a reduction of income tax expense. Net operating loss carryforwards and other tax attributes may be limited in the event of certain changes in ownership interests of significant stockholders.

(8)  Stockholders' Equity

   (a) Common Stock

   In 1999, the Company increased the number of authorized shares from 25,000 to 31,000 shares with a par value of $0.001 per share. The number of authorized shares of common stock was previously increased in 1998 by 5,000 shares to an amount of 25,000 shares with a par value of $0.001 per share.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)


   (b) Stock Dividend

   On August 24, 1999, the Board of Directors approved a 3-for-2 stock split effected in the form of a dividend of the Company's common stock. All common stock and per share amounts in prior periods have been restated to reflect this stock dividend.

   (c) Preferred Stock -- General

   On December 21, 1999, the Company's stockholders authorized an increase in shares of preferred stock to 7,150 with a par value of $0.001 per share, of which 2,597 have been designated as Series A convertible preferred stock ("Series A Preferred Stock"), 2,941 shares have been designated as Series B convertible preferred stock ("Series B Preferred Stock"), and 1,612 shares have been designated as Series C convertible preferred stock ("Series C Preferred Stock").

   In 1998 the Company's stockholders authorized an increase in the number of authorized shares of preferred stock from 5,000 shares to 5,538 with a par value of $0.001 per share, of which 2,597 were designated as Series A Preferred Stock and 2,941 shares were designated as Series B Preferred Stock.

   All preferred stock (Series A, B and C) rank in preference over common stock with regards to dividends and liquidation.

   As of December 31, 1999, no cash dividends had been declared or paid by the Company.

   (d) Series A Preferred Stock

   On March 14, 1997, the Company issued 2,597 shares of Series A Preferred Stock in exchange for net proceeds of approximately $4,900. The Series A Preferred Stock is entitled to receive quarterly non-cumulative dividends at $0.038507 per share, if declared. Each share of Series A Preferred Stock votes on an as-converted basis and is convertible into common stock based on a conversion ratio, under certain conditions and is subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, Series A Preferred Stock has a liquidation preference of $1.92533 per share, plus any declared but unpaid dividends.

   All outstanding shares of Series A Preferred Stock will convert to 3,895 shares of common stock, with a par value of $0.001 per share, immediately upon the completion of a qualifying initial public offering, or at the option of the holder.

   (e) Series B Preferred Stock

   On July 22, 1998, the Company issued 2,941 shares of Series B Preferred Stock in exchange for net proceeds of approximately $9,900. The Series B Preferred Stock is entitled to receive quarterly non-cumulative dividends at $0.068 per share, if declared. Each share of Series B Preferred Stock votes on an as-converted basis and is convertible into shares of common stock based on a conversion ratio, under certain conditions and is subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, Series B Preferred Stock has a liquidation preference of $3.40 per share, plus any declared but unpaid dividends, and ranks pari passu with Series A Preferred Stock.

   All outstanding shares of Series B Preferred Stock will convert to 4,412 shares of common stock, with a par value of $0.001 per share, immediately upon the completion of a qualifying initial public offering, or at the option of the holder.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)


   (f) Series C Preferred Stock

   On December 22, 1999, the Company issued 1,612 shares of the Company's preferred stock as Series C Preferred Stock in exchange for net proceeds of approximately $12,000. The Series C Preferred Stock is entitled to receive quarterly non-cumulative dividends at $0.14891 per share, if declared. Each share of Series C Preferred Stock votes on an as-converted basis and is convertible into shares of common stock based on a conversion ratio, under certain conditions and is subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, Series C Preferred Stock has a liquidation preference of $7.4457 per share, plus any declared but unpaid dividends, and ranks pari passu with Series B Preferred Stock and Series A Preferred Stock.

   All outstanding shares of Series C Preferred Stock will convert to 2,418 shares of common stock, with a par value of $0.001 per share, immediately upon the completion of a qualifying initial public offering, or at the option of the holder.

(9) Stock Option Plans

   The Company's 1997 Stock Plan (the "Stock Plan") authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock, which may be issued under the Stock Plan, is 3,700 shares. The Stock Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the fair market value of the common stock on the grant date.

   Stock options granted under the Stock Plan are nontransferable, generally become exercisable over a four year period (25% vest upon the first anniversary date and 1/48 each month thereafter), expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company).

   Upon adoption of the Stock Plan, in November 1997, the Company terminated the 1993 Stock Plan (the "1993 Plan"). No further stock options were granted under the 1993 Plan. Outstanding options and shares issued upon the exercise of options granted continue to be governed by the terms and conditions of the 1993 Plan.

   In 1998, the Company granted 49 stock options to a non-employee. The Company is accounting for this grant under SFAS No. 123. As such, the Company has recognized stock compensation related to these options in the amount of $37 and $102, for the years ended December 31, 1998 and 1999, respectively.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)


   A summary of the status of the Stock Plan and the 1993 Plan is presented below:

                                                                        Weighted
                                                                        Average
                                                              Options   Exercise
                                                            Outstanding  Price
                                                            ----------- --------
Balance at December 31, 1996...............................    8,259     0.028
  Granted..................................................    1,490     0.333
  Exercised................................................   (5,882)    0.005
  Canceled.................................................     (590)    0.130
                                                              ------     -----
Balance at December 31, 1997...............................    3,277     0.189
                                                                         =====
  Granted..................................................    3,748     0.395
  Exercised................................................   (1,213)    0.093
  Canceled.................................................   (2,114)    0.263
                                                              ------     -----
Balance at December 31, 1998...............................    3,698     0.387
                                                                         =====
  Granted..................................................    2,926     1.053
  Exercised................................................     (254)    0.367
  Canceled.................................................   (1,214)    0.448
                                                              ------     -----
Balance at December 31, 1999...............................    5,156     0.751
                                                              ======     =====

   The following table summarizes information about the Company's outstanding stock options at December 31, 1999:

                                   Options outstanding      Options exercisable
                               ---------------------------- --------------------
                                               Weighted                 Weighted
                                               average                  average
                                 Number       remaining       Number    exercise
Exercise prices                outstanding contractual life exercisable  price
---------------                ----------- ---------------- ----------- --------
$0.0624.......................       21       6.33 years          19    $0.0624
$0.3333.......................    1,862       7.94 years         855     0.3333
$0.5000.......................    2,360       9.17 years         218     0.5000
$0.7500.......................       38       9.66 years          --     0.7500
$1.2500.......................      584       9.88 years          --     1.2500
$4.5000.......................      280       9.95 years          --     4.5000
$5.0000.......................       11       9.99 years          --     5.0000
                                  -----                        -----
                                  5,156       8.84 years       1,092    $0.3620
                                  =====                        =====

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)


   Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123 for 1997, 1998 and 1999, its net loss would have been increased to the pro forma amounts indicated below:

                                                    Years ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
Net loss:
  As reported..................................... $ (1,896) $ (6,055) $ (6,851)
  Pro forma....................................... $ (1,981) $ (6,260) $ (7,398)
Loss per share:
  As reported.....................................    (0.28)    (0.65)    (0.70)
  Pro forma.......................................    (0.29)    (0.68)    (0.76)

   The per share weighted-average fair value of stock options granted during 1997, 1998 and 1999 was $0.10, $0.22 and $0.42, respectively, on the date of grant, with the following weighted average assumptions used: no expected dividend yield; risk free interest rate of 6.19%, 5.48% and 5.16% for December 31, 1997, 1998 and 1999, respectively; volatility of 65%, 70%, and 70% for December 31, 1997, 1998 and 1999, respectively; expected life of approximately 3-5 years.

(10) Significant Customer

   The following table summarizes sales to a major customer (sales in excess of 10% for the year) as a percentage of total sales:

                                                 Years ended December 31,
                                                ------------------------------
                                                  1997       1998       1999
                                                --------   --------   --------
Customer A.....................................       16%        17%        --%

(11) Deferred Compensation Plan

   The Company sponsors a qualified 401(k) deferred compensation plan (the "Plan"), which covers substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 15% of their earnings into the Plan. According to the provisions of the Plan, the Company is required to make matching contributions of 50% of a participant's contribution, up to 3% of an employee's salary for the years ended December 31, 1997 and 1998. In 1999 the rate was changed to 5% of an employee's salary, up to a maximum matching contribution equal to approximately $3, per employee. The Company contributed $62, $153 and $298 to the Plan for the years ended December 31, 1997, 1998 and 1999, respectively.

(12) Related Party

   The Company granted loans to employees in 1997 and 1998. The term of each loan is five years, maturing at various times during 2002 and 2003. The interest rates on the loans range from 4.52% to 6.10%, depending upon when the loan was signed. Interest is payable annually upon the anniversary date of the loan. The loans are prepayable at any time before the maturity date at the option of the borrower, without any penalty. Management believes such loans have been granted with market terms.

                           CONTEXT INTEGRATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999
                     (in thousands, except per share data)


(13) Acquisition

   In 1997, the Company acquired Fusion Systems Group, Inc. and Fusion Consulting, Inc. ("Fusion"), companies engaged in providing database consulting services. At the end of 1997, the Company closed the independent activities of the Fusion business. All goodwill associated with the acquisition was charged to amortization of goodwill in 1997.

(14) Restructuring

   In June 1998, the Company made the decision to move its corporate headquarters from South San Francisco, California to Burlington,
Massachusetts. With this, along with other strategic decisions that were made, it was determined that restructuring charges were necessary to reorganize the business operations. All restructuring charges have been charged to general and administrative expense.

   Details of the restructuring charges are as follows:

                                                               Utilized
                                                      Initial  ---------
                                                     Provision 1998 1999 Balance
                                                     --------- ---- ---- -------
Employee related severance..........................    162    162   --     --
Termination of leases...............................    371    306   65     --
                                                        ---    ---  ---    ---
Total...............................................    533    468   65     --
                                                        ===    ===  ===    ===

(15) Subsequent Event

   On January 31, 2000 the Company acquired all the outstanding stock of Underline, Inc. ("Underline"), a provider of creative design solutions on the Internet, which was accounted for under the purchase method of accounting. The purchase price was comprised of: $100 in cash, 982 shares of common stock valued at $4.50 per share, and options to purchase an additional 224 shares of common stock at an exercise price of $4.50 per share. The excess acquisition cost over the fair value of net assets acquired will be amortized over a 3 year period. In addition, the Company issued 621 shares of common stock to employees of Underline which are subject to restrictions relating to employment. As a result, the fair value of such stock will be recorded as deferred costs and recognized as compensation expense over the two year restriction period.

   Had the acquisition occurred on January 1, 1999, the results of operations and per share amounts would have been as follows:

     Revenues........................................................... 28,803
                                                                         ======
     Net loss........................................................... (9,928)
                                                                         ======
     Basic and diluted net loss per share...............................  (0.87)
                                                                         ======

   In 1999, Underline provided creative design services to the Company, which resulted in revenue to Underline in the amount of $274.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Underline, Inc.:

We have audited the accompanying balance sheet of Underline, Inc. as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Underline, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts
February 21, 2000

                                UNDERLINE, INC.

                                 BALANCE SHEET
                               December 31, 1999
                     (in thousands, except per share data)

                                Assets
Current assets:
  Cash................................................................. $   13
  Accounts receivable, net of allowance for doubtful accounts of $31...    773
  Prepaid expenses.....................................................    122
  Deferred tax asset...................................................     10
                                                                        ------
    Total current assets...............................................    918
                                                                        ------
Property and equipment, net............................................    216
Deposits...............................................................     15
                                                                        ------
    Total assets....................................................... $1,149
                                                                        ======
                 Liabilities and Stockholders' Deficit
Current liabilities:
  Line of credit....................................................... $  201
  Accounts payable.....................................................     61
  Accrued expenses.....................................................    298
  Deferred revenue.....................................................    742
                                                                        ------
    Total current liabilities..........................................  1,302
                                                                        ------
Commitments and contingencies
Stockholders' deficit:
  Common stock, $0.035 par value; 3,000 shares authorized; 850 shares
   issued and outstanding..............................................     30
  Accumulated deficit..................................................   (183)
                                                                        ------
    Total stockholders' deficit........................................   (153)
                                                                        ------
    Total liabilities and stockholders' deficit........................ $1,149
                                                                        ======

See accompanying notes to financial statements.

                                UNDERLINE, INC.

                            STATEMENT OF OPERATIONS
                      For the year ended December 31, 1999
                     (in thousands, except per share data)

Revenue............................................................... $ 2,000
                                                                       -------
Operating expenses:
  Professional services...............................................   1,232
  Sales and marketing.................................................      50
  General, administrative, depreciation and amortization..............     730
                                                                       -------
    Total operating expenses..........................................   2,012
                                                                       -------
Loss from operations..................................................     (12)
Interest expense......................................................     (16)
                                                                       -------
Loss before income taxes..............................................     (28)
Income taxes..........................................................      --
                                                                       -------
Net loss.............................................................. $   (28)
                                                                       =======
Basic and diluted net loss per share.................................. $ (0.03)
                                                                       =======
Basic and diluted weighted average common shares outstanding..........     850
                                                                       =======

See accompanying notes to financial statements.

                                UNDERLINE, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                      For the year ended December 31, 1999
                                 (in thousands)

                                         Common Stock                  Total
                                         ------------- Accumulated Stockholders'
                                         Shares Amount   Deficit      Deficit
                                         ------ ------ ----------- -------------
Balance at December 31, 1998............  850    $30      $ (56)       $ (26)
  Capital distribution..................   --     --        (99)         (99)
  Net loss..............................   --     --        (28)         (28)
                                          ---    ---      -----        -----
Balance at December 31, 1999............  850    $30      $(183)       $(153)
                                          ===    ===      =====        =====

See accompanying notes to financial statements.

                                UNDERLINE, INC.

                            STATEMENT OF CASH FLOWS
                      For the year ended December 31, 1999
                     (in thousands, except per share data)

Net loss............................................................... $ (28)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization........................................    30
  Loss on disposal of fixed asset......................................     6
  Changes in operating assets and liabilities:
    Increase accounts receivable.......................................  (702)
    Increase prepaid expenses..........................................  (122)
    Increase accounts payable..........................................    40
    Increase accrued expenses..........................................   299
    Increase deferred tax asset........................................   (10)
    Increase deferred revenue..........................................   711
                                                                        -----
      Net cash provided by operating activities........................   224
                                                                        -----
Cash flows from investing activities:
  Purchases of property and equipment..................................  (230)
                                                                        -----
      Net cash used in investing activities............................  (230)
                                                                        -----
Cash flows from financing activities:
  Payments on line of credit...........................................   (68)
  Proceeds from line of credit.........................................   201
  Increase in deposits.................................................   (15)
  Capital distribution.................................................   (99)
                                                                        -----
      Net cash provided by financing activities........................    19
                                                                        -----
      Net increase in cash.............................................    13
Cash, at beginning of period...........................................    --
                                                                        -----
Cash, at end of period................................................. $  13
                                                                        =====
Supplemental disclosure of cash flow information:
  Cash paid for interest............................................... $  16
                                                                        =====
  Cash paid for taxes.................................................. $  10
                                                                        =====

See accompanying notes to financial statements.

                                UNDERLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999
                     (in thousands, except per share data)


(1) The Company

   Underline, Inc. (the "Company") is a creative design company that uses both off-line and on-line marketing approaches to support its customers marketing needs. The Company has begun to focus more on the rapid delivery of business-to-business ("B2B") solutions. Working with best-in-class partners, the Company offers integrated creative design solutions related to business web solution strategies.

(2) Summary of Significant Accounting Policies

   (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   (b) Financial Instruments and Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

   The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. At December 31, 1999, an amount from one customer represented $379, or 47% of gross accounts receivable.

   The fair market values of cash and accounts receivable at December 31, 1999 approximate their carrying amounts.

   (c) Property and Equipment

   Investments in property and equipment are recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets, which range from two to three years. Leasehold improvements are depreciated over the lesser of the useful life of the asset or the term of the lease. Maintenance and repairs are charged to operations when incurred.

   (d) Impairment of Long-Lived Assets

   The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

   (e) Revenue Recognition

   The Company derives its revenues from service contracts. Revenues pursuant to fixed-price contracts are recognized based on the completed-contract method of accounting. Revenues pursuant to time and materials contracts are recognized as services are provided.

                                UNDERLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999
                     (in thousands, except per share data)

   Unbilled revenues on contracts are comprised of costs plus fees in excess of billings on such contracts. Advanced billings and billings in excess of costs plus fees are classified as deferred revenue until the period such services are provided.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), Revenue Recognition in Financial Statements. SAB No. 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Management believes the Company has complied with the provisions of SAB No. 101.

   (f) Professional Services

   Professional services costs consist of payroll, payroll-related expenses, and printing and reproduction costs related to client assignments.

   (g) Advertising Costs

   The Company expenses advertising costs as incurred. Advertising costs, which are included in general and administrative expenses, was approximately $50 for 1999.

   (h) Income Taxes

   The Company has elected S Corporation status for federal income tax purposes. Accordingly, no provision is made for federal income taxes at the corporate level. The Company's federal income or loss is passed through to its stockholders. The Company is liable for certain state income taxes.

   The Company's state income taxes are accounted for under the asset and liability method. This method requires that deferred state tax assets and liabilities be recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred state tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred state tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (i) Stock-Based Compensation

   The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosures of SFAS No. 123.

   The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                                UNDERLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999
                     (in thousands, except per share data)

   (j) Segment Reporting

   SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. The Company currently operates in only one segment and, as such, no additional disclosures are required.

   (k) Net Loss Per Share

   SFAS No. 128, Earnings per Share, requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. As the Company incurred a net loss for 1999, common stock equivalents of 7,528 were excluded from the diluted net loss per share calculation, as they would be antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately.

   (l) Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. This standard, which the Company adopted in the first quarter of 1999, did not have any impact on its financial position or its results of operations.

   In April 1998, SOP No. 98-5, Reporting on the Costs of Start-Up Activities, was issued. Under SOP No. 98-5, the costs of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. This standard, which the Company adopted in the first quarter of 1999, did not have any impact on its financial condition or its results of operations.

(3) Property and Equipment

   Property and equipment consisted of the following at December 31, 1999:

   Computer............................................................... $258
   Leasehold improvements.................................................   60
   Furniture, fixtures and equipment......................................   20
                                                                           ----
                                                                            338
   Less: Accumulated depreciation and amortization........................  122
                                                                           ----
                                                                           $216
                                                                           ====

                                UNDERLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999
                     (in thousands, except per share data)

(4) Line of Credit

   On August 30, 1999, the Company entered into a line of credit, which allows the Company to borrow up to the lesser of 75% of the eligible accounts of the Company, or $250. The principal amount and any unpaid interest matures on August 23, 2000. Interest accrues at prime plus 2% and is payable on the 30th day of each month. At December 31, 1999, the Company had borrowings of $201 outstanding with an interest rate of 10.5%.

   The line is secured by substantially all business assets of the Company.

   On January 21, 1997, the Company entered into an unsecured line of credit, which allowed the Company to borrow up to $75. Interest accrued at prime plus 2% and was payable on the 5th day of each month. On December 1, 1999, the Company repaid the outstanding principal and interest in full.

(5) Commitments and Contingencies

   The Company leases its facilities under an operating lease, which expires on March 28, 2004. The lease includes provisions that may require the Company to pay its proportionate share of operating costs, which exceed specific thresholds. The Company also leases various office equipment under operating leases, which expire at various times over the next two years. Rent expense for facilities and equipment leases for 1999 was $74.

   Minimum annual rental commitments are as follows at December 31, 1999:

   2000.................................................................... $102
   2001....................................................................  101
   2002....................................................................   99
   2003....................................................................  102
   2004....................................................................   26
                                                                            ----
                                                                            $430
                                                                            ====

(6) Income Taxes

   The Company has elected S Corporation status for federal income tax purposes. Accordingly, no provision is made for federal income taxes at the corporate level. The Company's federal income or loss is passed through to its stockholders. The Company has provided for certain state income taxes, and the related deferred taxes.

   State income tax expense (benefit) is as follows:

                                                          Current Deferred Total
                                                          ------- -------- -----
   1999..................................................   $10     $(10)  $ --
                                                            ===     ====   ====

(7) Common Stock

   In 1994, the Company was incorporated, authorizing and issuing 200 shares with no par value.

                                UNDERLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999
                     (in thousands, except per share data)

   On November 12, 1999, the Board of Directors approved a restated certificate of incorporation, effectively increasing the shares authorized and outstanding to 3,000 shares, with a par value of $0.01 per share. This was a 15,000 to 1 stock split effected like a stock dividend. On the same day, the Board of Directors approved a 17 to 60 reverse stock split which resulted in 850 shares being issued and outstanding with a par value of $0.035 per share. The Board of Directors also authorized 2,150 in additional common stock, of which 150 was reserved for the Company's stock option plan. All common stock and per share amounts have been restated to reflect the stock dividend and reverse stock split.

(8) Stock Option Plan

   The Company's 1999 Stock Plan (the "Stock Plan") authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock, which may be issued under the Stock Plan, is 150 shares. The Stock Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock. If, at the time the incentive stock option is granted, the optionee is deemed to own stock possessing greater than 10% of the total combined voting power of stock, the exercise price shall not be less than 110% of the fair market value of common stock at the date of grant.

   Stock options granted under the Stock Plan are nontransferable (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company).

   The Company had not granted options until December 1999. In December 1999, 150 stock options were granted at an exercise price of $4.50. No options were exercisable at December 31, 1999 and the weighted average exercise price and weighted average remaining contractual life was $4.50 and 10 years, respectively. Generally the options vest over a four year period (25% vest upon the first anniversary date, and 25% vest on each anniversary date thereafter), unless otherwise determined by the Board of Directors.

   The per share weighted-average fair value of stock options granted during 1999 was $2.24 on the date of grant, with the following weighted average assumptions used: no expected dividend yield; risk free interest rate of 5.16%, expected volatility of 70%; expected life of approximately 3 years.

(9) Significant Customers

   The following table summarizes sales to major customers (sales in excess of 10% for the year) as a percentage of total sales for 1999:

   Customer A...............................................................  17%
   Customer B...............................................................  14%

                                UNDERLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999
                     (in thousands, except per share data)

(10) Related Party

   The Company performed creative design work for an entity whose owner was related to one of the Company's founders. This work resulted in $193 of revenue, of which $25 is still owed to the Company at December 31, 1999 and is included in accounts receivable.

(11) Subsequent Event

   On January 31, 2000, Context Integration, Inc. ("Context") acquired all the outstanding stock of the Company. The purchase price was comprised of: $100 in cash, 982 shares of common stock and options to purchase an additional 224 shares of common stock at an exercise price of $4.50 per share. In addition, Context issued 621 shares of common stock which are subject to restrictions relating to employment.

   During 1999, the Company provided creative design services to Context, which resulted in revenue to the Company in the amount of $274, of which $79 is still owed to the Company at December 31, 1999. Such amount is included in accounts receivable.

                           CONTEXT INTEGRATION, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

   The following unaudited pro forma consolidated balance sheet and statement of operations give effect to the acquisition by Context Integration, Inc. (the "Company") of all of the stock of Underline, Inc. ("Underline") on January 31, 2000 as if it had occurred on December 31 and January 1, 1999, respectively. These statements are based on the historical financial statements of the Company and Underline, and the estimates and assumptions set forth below and in the notes to the unaudited pro forma consolidated financial statements.

   The effects of the acquisition have been presented using the purchase method of accounting and, accordingly, the purchase price was allocated to the acquired assets and assumed liabilities based upon management's estimate of fair value with any excess purchase price being allocated to goodwill or other identifiable intangible assets. The pro forma adjustments related to the purchase price allocation of the acquisition represents management's best estimate of the effects of the acquisition.

   The pro forma adjustments are based upon estimates, currently available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred on January 1 or December 31, 1999, as assumed, or the future results of the Company. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this prospectus.

                           CONTEXT INTEGRATION, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               December 31, 1999
                                 (in thousands)

                              Context                       Pro Forma     Pro Forma
                         Integration, Inc. Underline, Inc. Adjustments   Consolidated
                         ----------------- --------------- -----------   ------------
         Assets
Current assets:
  Cash and cash
   equivalents..........      $ 8,697          $   13        $ (100)c      $ 8,610
  Accounts receivable,
   net..................        8,490             773           (79)a        9,184
  Unbilled revenues.....        1,110              --                        1,110
  Prepaid expenses......          948             122                        1,070
  Deferred tax asset....           --              10           (10)g           --
                              -------          ------        ------        -------
    Total current
     assets.............       19,245             918          (189)        19,974
                              -------          ------        ------        -------
Deferred costs..........           --              --         2,796 b/c      2,796
Property and equipment,
 net....................        2,213             216                        2,429
Goodwill................           --                         4,923 b        4,923
Loans to employees......          146              --                          146
Deposits................           86              15                          101
                              -------          ------        ------        -------
    Total assets........      $21,690          $1,149        $7,530        $30,369
                              =======          ======        ======        =======
    Liabilities and
  Stockholders' Equity
Current liabilities:
  Line of credit........      $    --          $  201        $             $   201
  Accounts payable......        1,318              61           (79)a        1,300
  Accrued expenses......        2,496             298                        2,794
  Deferred revenue......        3,684             742                        4,426
                              -------          ------        ------        -------
    Total liabilities...        7,498           1,302           (79)         8,721
                              -------          ------        ------        -------
Commitments and
 contingencies
Stockholders' equity:
  Series C preferred
   stock................            2              --                            2
  Series B preferred
   stock................            3              --                            3
  Series A preferred
   stock................            3              --                            3
  Common stock..........           10              30           (28)b/c         12
  Additional paid-in
   capital..............       34,679              --         7,464 b/c     42,143
  Deferred
   compensation.........       (6,468)             --            --         (6,468)
  Subscription
   receivable...........          (90)             --                          (90)
  Retained (deficit)
   earnings.............      (13,947)           (183)          173 c/g    (13,957)
                              -------          ------        ------        -------
    Total stockholders'
     equity.............       14,192            (153)        7,609         21,648
                              -------          ------        ------        -------
    Total liabilities
     and stockholders'
     equity.............      $21,690          $1,149        $7,530        $30,369
                              =======          ======        ======        =======

See accompanying notes to financial statements.

                           CONTEXT INTEGRATION, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1999
                     (in thousands, except per share data)

                               Context                       Pro Forma   Pro Forma
                          Integration, Inc. Underline, Inc. Adjustments Consolidated
                          ----------------- --------------- ----------- ------------
Revenue.................       $27,077          $2,000        $  (274)d   $28,803
                               -------          ------        -------     -------
Operating expenses:
  Professional
   services.............        15,258           1,232           (274)d    16,216
  Sales and marketing...         4,631              50             --       4,681
  General and
   administrative.......        13,419             730             --      14,149
  Stock-based
   compensation.........           587              --          1,398 f     1,985
  Amortization of
   goodwill.............            --              --          1,641 e     1,641
                               -------          ------        -------     -------
    Total operating
     expenses...........        33,895           2,012          2,765      38,672
                               -------          ------        -------     -------
Loss from operations....        (6,818)            (12)        (3,039)     (9,869)
Interest expense, net...           (33)            (16)            --         (49)
                               -------          ------        -------     -------
Loss before income
 taxes..................        (6,851)            (28)        (3,039)     (9,918)
Income tax expense......            --              --            (10)g       (10)
                               -------          ------        -------     -------
Net loss ...............       $(6,851)         $  (28)       $(3,049)    $(9,928)
                               =======          ======        =======     =======
Basic and diluted net
 loss per share.........       $ (0.70)                                     (0.87)
                               =======                                    =======
Basic and diluted
 weighted average common
 shares outstanding.....         9,767                          1,604 h    11,371 h
                               =======                        =======     =======
Unaudited pro forma
 basic and diluted net
 loss per share assuming
 conversion of preferred
 stock..................                                                  $ (0.50)
                                                                          =======
Unaudited pro forma
 weighted average number
 of basic and diluted
 shares outstanding
 assuming conversion of
 preferred stock........                                                   19,738 i
                                                                          =======

See accompanying notes to financial statements.

                           CONTEXT INTEGRATION, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                (in thousands)

  a) Elimination of accounts receivable balance owed to Underline by the Company.

  b) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired ("goodwill"). The goodwill is calculated using the net assets of Underline at December 31, 1999. In addition, a portion of the purchase price has been allocated to deferred costs, representing the fair value of restricted shares issued to employees of Underline. For future financial reporting purposes of the Company, the initial goodwill amount will be determined after calculating it using the net assets on or about the consummation date of January 31, 2000. The purchase price allocation of the transaction is summarized below:

     Purchase price paid as:

     Common stock...................................................... $7,217
     Stock options.....................................................    249
     Cash..............................................................    100
                                                                        ------
      Total purchase consideration.....................................  7,566

     Allocated to:

     Deferred costs....................................................  2,796
     Estimated fair value of Underline's net assets at December 31,
      1999.............................................................   (153)
                                                                        ------
     Goodwill.......................................................... $4,923
                                                                        ======

  c) To reflect the elimination of Underline's stockholders' equity accounts, and the issuance of the Company's common stock and stock options and payment of cash as partial consideration.

  d) Elimination of revenue and corresponding professional services costs associated with creative design work Underline performed for the Company.

  e) Amortization of goodwill associated with the acquisition of Underline for the year ended December 31, 1999 as if the acquisition was consummated on January 1, 1999. The goodwill is being amortized over 3 years.

  f) Amortization of the deferred costs associated with the acquisition of Underline for the year ended December 31, 1999, as if the acquisition was consummated on January 1, 1999. The deferred costs are being amortized over the vesting period of 2 years.

  g) Elimination of the deferred tax asset on Underline's historical financial statements. The asset would have been fully reserved for if Underline was part of the Company for the year ended December 31, 1999.

  h) The pro forma weighted average common shares was calculated by taking the weighted average shares of common stock for the Company as of December 31, 1999 and adding the shares issued to Underline as part of the acquisition, assuming the shares issued were outstanding since January 1, 1999.

  i) Unaudited pro forma basic and diluted net loss per share assumes conversion of all outstanding shares of preferred stock into 10,725 shares of common stock upon the closing of a qualifying initial public offering. The weighted average number of such shares amounts to 8,367.

[Graphic depicting weightlifter's hand gripping barbell]

When it comes to building e-business solutions we do all the heavy lifting.

[Context Integration logo]

When you really need your B2B solution to work, you'd better put it all in Context.

Boston. New York. New Jersey. Dallas. Houston. Denver. San Francisco. Los
Angeles.

                        [CONTEXT INTEGRATION, INC. LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following is an itemized statement of the costs and expenses, other than underwriting discounts and commissions, incurred and to be incurred by the Registrant in connection with the issuance and distribution of the securities registered in this offering. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

   SEC registration fee................................................ $18,216
   NASD filing fee.....................................................   7,400
   Nasdaq National Market listing fee..................................       *
   Printing fees and expenses..........................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Blue sky fees and expenses..........................................  15,000
   Transfer agent and registrar fees...................................       *
   Miscellaneous.......................................................       *
                                                                        -------
       Total........................................................... $     *
                                                                        =======

  --------
  *To be disclosed by amendment

Item 14. Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorney's fees) which such officer or director actually and reasonably incurred. The foregoing description is qualified in its entirety by reference to the more detailed provisions of Section 145 of the DGCL.

   Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person's duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit.

   In accordance with the DGCL, the Registrant's Certificate of Incorporation contains a provision to limit the personal liability of its directors for monetary damages for breach of their fiduciary duty to the fullest extent permitted by the DGCL now, or as it may hereafter be amended.

   In addition, as permitted by the DGCL, the Registrant's Bylaws provide that
(i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises at the Registrant's request, to the fullest extent permitted by Delaware law; (ii) the Registrant may indemnify its employees and agents to the maximum extent permitted by Delaware law; (iii) the Registrant is required to advance expenses incurred by its directors and officers in connection with defending a proceeding (except that a director or officer must undertake to repay any advances if it should ultimately be determined that the director or officer is not entitled to indemnification); (iv) the rights conferred in the Bylaws are not exclusive; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects any director or officer.

   The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant also intends to enter into indemnification agreements with its directors and officers prior to the closing of this offering that provide the maximum indemnity allowed to directors and officers by the DGCL and the Registrant's Bylaws.

   The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant and its directors and officers who sign this Registration Statement against certain liabilities, including liabilities under the Securities Act.

   The Registrant intends to enter into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

   Since our inception, we have issued and sold unregistered securities as described below.

   (a) In April 1993, we issued and sold an aggregate of 200,000 shares of common stock to our four founders for an aggregate purchase price of $8,000. In October 1996, we effected a 8 for 1 stock split and in August 1999, we effected a 3 for 2 stock split on our common stock.

   (b) In March 1997, we issued and sold 2,596,957 shares of Series A Preferred Stock to investors for an aggregate purchase price of $4,999,999.22.

   (c) In April 1998, we issued 80,000 shares of common stock upon the exercise of an option granted outside of our stock option plans at an exercise price of $0.50 per share. In August 1999, we effected a 3 for 2 stock split on our common stock.

   (d) In July 1998, we issued and sold 2,941,176 shares of Series B Preferred stock to investors for an aggregate purchase price of $9,999,998.40.

   (e) In December 1999, we issued and sold 1,611,668 shares of Series C Preferred Stock to investors for an aggregate purchase price of $11,999,996.42.

   (f) In January 2000, we issued 1,603,718 shares of common stock for all of the outstanding shares of Underline, Inc.

   (g) As of January 31, 2000, we had issued an aggregate of 7,544,775 shares of common stock upon exercise of options granted under our 1993 Stock Option Plan and the 1997 Stock Plan.

   We believe that each transaction listed above was exempt from the registration requirements of the Securities Act by virtue of Section 4(2), or Regulation D promulgated thereunder, or Rule 701, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule
701. The recipients of securities in the transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

   Exhibit
   Number                              Description
   -------                             -----------
    1.1    Form of Underwriting Agreement.

    3.1    Amended and Restated Certificate of Incorporation, as amended.

    3.2*   Form of Certificate of Amendment of the Amended and Restated
           Certificate of Incorporation to be filed prior to the offering.

    3.3* Form of Amended and Restated Certificate of Incorporation to be filed promptly after the closing of the offering.

    3.4*   Bylaws, as amended.

    3.5* Amended and Restated Bylaws to take effect upon the closing of the offering.

    4.1*   Specimen Common Stock Certificate.

    4.2 Third Amended and Restated Rights Agreement between the Registrant and the parties named therein dated February 17, 2000, as amended.

    4.3 Agreement and Plan of Reorganization by and among the Registrant, Underline, Inc. and the shareholders of Underline, Inc. dated as of January 31, 2000.

    5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.

   10.1* Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers.

   10.2    1993 Stock Option Plan and form of agreement thereto.

   10.3    1997 Stock Plan and form of agreement thereto.

   10.4 Underline, Inc. 1999 Stock Option Plan, and form of agreement thereto.

   10.5*   Loan and Security Agreement between the Registrant and Silicon
           Valley Bank dated November 6, 1996, as amended.

           Lease Agreement between the Registrant and MassMutual dated May 28,
   10.6*   1997, as amended.

   16.1    Letter regarding change in certifying auditors.

   Exhibit
   Number                             Description
   -------                            -----------
   23.1    Consent of KPMG LLP, Independent Auditors.

   23.2    Consent of KPMG LLP, Independent Auditors.

           Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
   23.3    5.1).

   24.1    Power of Attorney (see page II-5).

   27.1    Financial Data Schedule.

--------
*  To be filed by amendment.

   (b) Financial Statement Schedules Valuation and Qualifying Accounts.

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.


Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on the 6th day of March 2000.

                                          CONTEXT INTEGRATION, INC.

                                                     /s/ Stephen Sharp
                                          By: _________________________________
                                                       Stephen Sharp
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints each of Stephen Sharp and David Weber or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 6, 2000 in the capacities indicated:

              Signature                                     Title
              ---------                                     -----

        /s/ Stephen Sharp              President and Chief Executive Officer and
______________________________________  Director (principal executive officer)
            Stephen Sharp

         /s/ David Weber               Vice President and Chief Financial Officer
______________________________________  (principal financial and accounting officer)
             David Weber

        /s/ Robert Davoli              Director
______________________________________
            Robert Davoli

    /s/ Christopher Greendale          Director
______________________________________
        Christopher Greendale

        /s/ Teck Chye Lau              Director
______________________________________
            Teck Chye Lau

        /s/ Ronald Nordin              Director
______________________________________
            Ronald Nordin

         /s/ Peter Solvik              Director
______________________________________
             Peter Solvik

        /s/ Michael Stout              Director
______________________________________
            Michael Stout

                                 EXHIBIT INDEX

   Exhibit
   Number                              Description
   -------                             -----------
    1.1    Form of Underwriting Agreement.

    3.1    Amended and Restated Certificate of Incorporation, as amended.

    3.2*   Form of Certificate of Amendment of the Amended and Restated
           Certificate of Incorporation to be filed prior to the offering.

    3.3* Form of Amended and Restated Certificate of Incorporation to be filed promptly after the closing of the offering.

    3.4*   Bylaws, as amended.

    3.5* Amended and Restated Bylaws to take effect upon the closing of the offering.

    4.1*   Specimen Common Stock Certificate.

    4.2 Third Amended and Restated Rights Agreement between the Registrant and the parties named therein dated February 17, 2000, as amended.

    4.3 Agreement and Plan of Reorganization by and among the Registrant, Underline, Inc. and the shareholders of Underline, Inc. dated as of January 31, 2000.

    5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.

   10.1* Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers.

   10.2    1993 Stock Option Plan and form of agreement thereto.

   10.3    1997 Stock Plan and form of agreement thereto.

   10.4 Underline, Inc. 1999 Stock Option Plan, and form of agreement thereto.

   10.5*   Loan and Security Agreement between the Registrant and Silicon
           Valley Bank dated November 6, 1996, as amended.

           Lease Agreement between the Registrant and MassMutual dated May 28,
   10.6*   1997, as amended.

   16.1    Letter regarding change in certifying auditors.

   23.1    Consent of KPMG LLP, Independent Auditors.

   23.2    Consent of KPMG LLP, Independent Auditors.

           Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
   23.3    5.1).

   24.1    Power of Attorney (see page II-5).

   27.1    Financial Data Schedule.

--------
*  To be filed by amendment.